As filed with the Securities and Exchange Commission on January 25, 2007

Registration No. 333-122531

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

THE MONEY TREE INC.

(Exact name of registrant as specified in its charter)

GEORGIA	6141	58-2171386
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

114 South Broad Street

Bainbridge, Georgia 39817

(229) 246-6536

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

W. Derek Martin

President

114 South Broad Street

Bainbridge, Georgia 39817

(229) 246-6536

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Michael K. Rafter, Esq.

Powell Goldstein LLP

One Atlantic Center

Fourteenth Floor

1201 West Peachtree Street, NE

Atlanta, Georgia 30309-3488

(404) 572-6600

Approximate date of commencement of proposed sale to public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective date registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

[The following is text to a sticker to be attached to the front cover page of the prospectus in a manner that will not obscure the Risk Factors:]

SUPPLEMENTAL INFORMATION – The Series A Variable Rate Subordinated Debentures Prospectus of The Money Tree Inc. consists of this sticker, the prospectus dated January     , 2007 and the rate supplement dated January 27, 2006.

THE MONEY TREE INC.

$75,000,000 Series A Variable Rate Subordinated Debentures

We are offering up to $75,000,000 in aggregate principal amount of our Series A Variable Rate Subordinated Debentures on a continuous basis. A minimum initial investment of $500 is required.

We will issue the Debentures in varying purchase amounts that we will establish each month. For each purchase amount, we will establish an interest rate and an interest adjustment period that may range from one year to four years. The established features will be available for each calendar month and will apply to all Debentures that we sell during that month. At the end of each interest adjustment period, the interest rate will automatically adjust to the then-current rate for that interest adjustment period. The interest rate for the new period could be lower than the interest rate for the previous period.

We will publish the established features in a newspaper of general circulation and you may obtain the established features from our web site at www.themoneytreeinc.com or by calling our executive offices in Bainbridge, Georgia at (877) 468-7878 (toll free) or (229) 248-0990. We will file a Rule 424(b)(2) prospectus supplement setting forth the established features with the Securities and Exchange Commission upon any change in the established features.

We are offering the Debentures through our executive officers without an underwriter and on a continuous basis. We do not have to sell any minimum amount of Debentures to accept and use the proceeds of this offering. We cannot assure you that all or any portion of the Debentures we are offering will be sold. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust or similar account. Therefore, you will not be entitled to the return of your investment. The Debentures are not listed on any securities exchange and there is no public trading market for the Debentures. Since it is very unlikely that any trading market will develop, we cannot assure you that the Debentures may be resold at any price. We have the right to reject any subscription, in whole or in part, for any reason.

We may redeem the Debentures, upon at least 30 days written notice, at any time prior to maturity for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption. You may request redemption of the Debentures without penalty at the end of any interest adjustment period for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption. In addition, at your request, we may, at our sole option, redeem your Debentures during any interest adjustment period for a redemption price equal to the principal amount plus interest thereon at the redemption date minus a 90-day interest penalty.

Regardless of the interest adjustment period you select, the Debentures mature four years from the date of issuance, subject to an automatic extension for one additional four-year period. However, you may request redemption of the Debenture at maturity by providing us with notice prior to 15 days after the original maturity date. If you do not provide notice of your intention to redeem the Debenture prior to the end of the 15th day, you will be required to maintain your investment in the Debenture beyond the original maturity date and the interest rate on the extended Debenture may be lower than the interest rate previously being paid to you.

You should read this prospectus and any applicable prospectus supplement carefully before you invest in the Debentures.

These Debentures are our general unsecured obligations and are subordinated in right of payment to all of our present and future senior debt. As of September 25, 2006, we had $87,315,601 in debt outstanding that ranks equal with or senior to the Debentures offered pursuant to this prospectus. We expect to incur additional debt in the future, including without limitation the Debentures offered pursuant to this prospectus.

The Debentures are not certificates of deposit or similar obligations guaranteed by any depository institution, and they are not insured by the Federal Deposit Insurance Corporation (FDIC) or any governmental or private insurance fund, or any other entity. We do not contribute funds to a separate account such as a sinking fund to repay the Debentures upon maturity.

See “ Risk Factors” beginning on page 10 for certain factors you should consider before buying the Debentures.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount And Commission	Proceeds to Company
Per Debenture	100%	None	100%
Total	$75,000,000	None	$75,000,000	(1)

(1)	We will receive all of the net proceeds from the sale of the Debentures, which, if we sell all of the Debentures covered by this prospectus, we estimate will total approximately $74,385,000 after expenses.

The date of this prospectus is January     , 2007.

i

ii

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell Debentures only in jurisdictions where offers and sales are permitted.

iii

QUESTIONS AND ANSWERS

Below we have provided some of the more frequently asked questions and answers relating to the offering of the Debentures. Please see the “Prospectus Summary” and the remainder of the prospectus for more information about the offering of the Debentures.

Q:	Who is The Money Tree Inc.?

A:	We are a consumer finance company operating since our inception in 1987 through our branch offices in 103 locations throughout Georgia, Alabama, Louisiana and Florida.

Q:	What are your primary business activities?

A:	We primarily make, purchase and service direct consumer loans, consumer sales finance contracts and motor vehicle installment sales contracts. Direct consumer loans are direct loans to customers for general use, which are collateralized by existing automobiles or consumer goods, or are unsecured. Consumer sales finance contracts consist of retail installment sales contracts for purchases of specific consumer goods by customers either from one of our branch locations or from a retail store and are collateralized by such consumer goods. Motor vehicle installment sales contracts are initiated by us or purchased from automobile dealers subject to our credit approval. We originate direct consumer loans and consumer sales finance contracts primarily in our branch office locations. At September 25, 2006, direct consumer loans comprised 51.7%, motor vehicle sales contracts comprised 35.1% and consumer sales finance contracts comprised 13.2% of the gross amount of our outstanding loans and contracts. Most of our customers have “subprime” credit ratings and are considered higher than average credit risks. We sell retail merchandise, principally furniture, appliances and electronics, at certain of our branch office locations and operate three used automobile dealerships in the State of Georgia. We also offer, among other products and services, credit and non-credit insurance products, prepaid phone services and automobile club memberships to our loan customers. Insurance products include credit life, credit accident and sickness and collateral protection, which are issued by a non-affiliated insurance company.

Q:	What kind of offering is this?

A:	We are offering up to $75,000,000 of Series A Variable Rate Subordinated Debentures to residents of the States of Georgia, Florida and Louisiana.

Q:	What is a Subordinated Debenture?

A:	A Debenture is our promise to pay you a specified rate of interest for a specific period of time and to repay your principal investment upon maturity. The Debentures are our general unsecured obligations and are subordinated in right of payment to all of our present and future senior debt. Subordinated means that if we are unable to pay our debts as they come due, the senior debt would all be paid first before any payment would be made on the Debentures. As of September 25, 2006, we had the following debt outstanding that ranks equal with or senior to the Debentures:

Senior debt	$1,268,549
Debentures	77,910,202
Demand notes	8,136,850

Total	$87,315,601

We expect to incur additional debt in the future, including without limitation the Debentures offered pursuant to this prospectus.

Q:	Is my investment in the Debentures insured?

A:	No. The Debentures are not certificates of deposit or similar obligations or guaranteed by any depository institution, and they are not insured by the FDIC or any governmental or private insurance fund, or any other entity. They are backed only by the faith and credit of our company and our operations.

Q:	How is the interest rate determined?

A:	The interest rate offered on the Debentures depends on the interest adjustment period selected by you. At the time of your initial investment, you will select an interest adjustment period of one year, two years or four years and the corresponding interest rate applicable to such interest adjustment period. During this period, your interest rate will not change. At the end of each interest adjustment period, the interest rate will automatically adjust to the then-current rate offered for that interest adjustment period. At such time, interest rates will at least be equal to the formula under the Minimum Rate subject to the Ceiling set forth in the table below:

Debenture	Minimum Rate	Ceiling
1 Year	Prime Rate minus 4.0%	9.5%
2 Year	Prime Rate minus 3.5%	10.0%
4 Year	Prime Rate minus 2.0%	11.0%

The Prime Rate shall be the prime rate published by the Wall Street Journal. See “When may I redeem the Debenture?” below.

Q:	How is interest calculated and paid to me?

A:	Interest is compounded daily (based on a 365-day year). We will pay interest to you at any time or at specific intervals (monthly, quarterly, semi-annually or annually) at your request. If you do not request payment of interest prior to maturity, your investment in the Debentures will continue to grow as we will pay interest on the interest you would have received (sometimes referred to as “compounding”).

Q:	When do the Debentures mature?

A:	Regardless of the interest adjustment period you select, the Debentures mature four years from the date of issuance, subject to an automatic extension for one additional four-year period. However, you may request redemption of the Debenture at maturity by providing us with notice prior to 15 days after the original maturity date. If you do not provide notice of your intention to redeem the Debenture prior to the end of the 15th day, you will be required to maintain your investment in the Debentures beyond the original maturity date and the interest rate on the extended Debenture may be lower than the interest rate previously being paid to you.

Q:	When may I redeem the Debenture?

A:	You may redeem the Debenture at the end of any interest adjustment period without penalty by giving us notice of such redemption within 10 days after the end of the interest adjustment period. For example, if you select a one-year interest adjustment period, you will only be able to redeem without penalty at your option at the end of each one-year period. We will mail you notice of the new interest rate at least 20 days prior to the end of each interest adjustment period. In addition, your estate may be able to redeem the Debenture upon your death without penalty. Redemption at any other time will be subject to our consent in our sole discretion and a 90-day interest penalty, which means that you will not receive the first 90 days worth of interest during the applicable interest adjustment period.

Q:	Can you force me to redeem my Debenture?

A:	Yes, we may call your Debenture for redemption at any time upon 30 to 60 days notice for a price equal to the principal amount plus accrued interest to the date of redemption.

Q:	How are the Debentures sold?

A:	The Debentures are offered by our executive officers without an underwriter. We intend to market the offering primarily by placing advertisements in local newspapers, purchasing roadway sign advertisements and placing signs in our branch office locations in States in which we have properly registered the offerings or qualified for an exemption from registration.

Q:	What will you do with the proceeds raised from this offering?

A:	If all the Debentures offered by this prospectus are sold, we expect to receive approximately $74,385,000 in net proceeds after deducting all costs and expenses associated with this offering. We intend to use substantially all of the net cash proceeds from this offering in the following order of priority:

•	to redeem debentures and demand notes of our subsidiary, The Money Tree of Georgia Inc.;

•	to redeem Debentures and Subordinated Demand Notes (“Demand Notes”) issued by us;

•	to make interest payments to holders of all of our debentures and demand notes;

•	to the extent we have remaining net proceeds and we have adequate cash on hand, to fund the following activities:

•	to make additional consumer loans;

•	to fund the purchase of inventory of used cars;

•	to open new branch office locations;

•	to acquire loan receivables from competitors; and

•	for working capital and other general corporate purposes.

Q:	What are the most significant risks of my investment in the Debentures?

A:	You should carefully read and consider all risk factors beginning on page 10 of the prospectus prior to investing. Below is a summary of the most significant risks of an investment in the Debentures:

•	the Debentures are risky and speculative investments for suitable investors only;

•	we may be unable to meet our debenture and demand note redemption obligations which could force us to sell off our loan receivables and other operating assets or cease our operations;

•	the Debentures are not insured or guaranteed by any third party so you are dependent upon our ability to manage our business and generate adequate cash flows;

•	payment on the Debentures is subordinate to the payment of all of our present and future outstanding senior debt, and the indenture does not limit the amount of senior debt we may incur;

•	payment of interest and principal on the Debentures is effectively subordinate to the payment of the secured and unsecured creditors of our subsidiaries, including holders of debentures and demand notes issued by The Money Tree of Georgia Inc.;

•	the Debentures contain an automatic extension feature which could result in the extension of the maturity of the Debentures beyond the original maturity date and a lower interest rate being paid;

•	the indenture does not contain covenants restricting us from taking certain actions and, therefore, the indenture provides very little protection of your investment;

•	there will not be any market for the Debentures so you should only purchase them if you do not have any need for liquidity of your investment;

•	our lack of a significant line of credit could affect our liquidity in the future;

•	we can provide no assurance that any Debentures will be sold or that we will raise sufficient proceeds to carry out our business plans; and

•	we are controlled by Mr. Martin and don’t have any independent board members overseeing our operations.

Q:	Who may I contact for more information?

A:	While our branch office personnel would be happy to provide you with a prospectus and may accept your investment check and documentation, they are not allowed to answer any substantive questions about your investment. If you have questions about the offering of the Debentures or need additional information, please call our executive office at (877) 468-7878 (toll free) or (229) 248-0990 (in Georgia).

PROSPECTUS SUMMARY

This summary highlights selected information most of which was not otherwise addressed in the “Questions and Answers” section of this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors,” any related prospectus supplement and the documents we have referred you to in “Where You Can Find More Information” on page 62 for information about us.

Our Company

We were incorporated in Georgia in 1987, and our principal corporate office is located at 114 South Broad Street, Bainbridge, Georgia 39817. Our general telephone number is (229) 246-6536. Information about us can be found at www.themoneytreeinc.com. The information contained on this website is not part of this prospectus.

The Offering

Securities Offered	We are offering up to $75,000,000 in aggregate principal amount of our Debentures. The Debentures are governed by an indenture between us and U.S. Bank National Association, as trustee. The Debentures do not have the benefit of a sinking fund. See “Description of Debentures – General.”

Denominations	Established monthly by us.

Minimum Investment	A minimum initial investment of $500 is required.

Interest Rate	Monthly offering rate, compounded daily based on a 365-day year, for each established denomination. The interest rate offered on the Debentures varies depending on the interest adjustment period selected by you (one year, two years or four years).

Interest Adjustment	Rate adjusted at the end of each interest adjustment period to the then-current interest rate, compounded daily. At such time, interest rates will at least be equal to the formula under the Minimum Rate subject to the Ceiling set forth in the table below:

Debenture	Minimum Rate	Ceiling
1 Year	Prime Rate minus 4.0%	9.5%
2 Year	Prime Rate minus 3.5%	10.0%
4 Year	Prime Rate minus 2.0%	11.0%

The Prime Rate shall be the prime rate published by the Wall Street Journal. We will mail you notice of the new interest rate at least 20 days prior to the end of each interest adjustment period.

Payment of Interest	Interest will be earned daily and will be payable at any time at your request.

Maturity	Four years from the date of issuance (subject to one automatic four-year extension).

Notice of Extension	We will provide you notice of the maturity date of your Debenture at least 30 days prior to the maturity date and inform you that your Debenture will be automatically extended unless you notify us otherwise. At this time, we will also provide you with an updated prospectus.

Automatic Extension of Maturity	Maturity of each Debenture is automatically extended on its original terms for one additional four-year term subject to interest adjustment. You may prevent such extension by notifying us prior to 15 days after the maturity date that you would like to redeem your Debenture at maturity.

Redemption by You	You may redeem the Debenture at the end of any interest adjustment period without penalty by giving us notice within 10 days after the end of the interest adjustment period. In addition, your estate may be able to redeem the Debenture upon your death without penalty. Redemption at any other time will be subject to our consent in our sole discretion and a 90-day interest penalty.

Redemption by Us	We may redeem the Debenture at any time prior to maturity upon 30 to 60 days written notice to you for a price equal to principal plus interest accrued to date of redemption.

Subordination	Debentures are subordinated, in all rights to payment and in all other respects, to all of our debt except debt that by its terms expressly provides that such debt is not senior in right to payment of the Debentures. Senior debt includes, without limitation, all of our bank and finance company debt and any line of credit we may obtain in the future. This means that if we are unable to pay our debts when due, the senior debt would all be paid first before any payment would be made on the Debentures.

Event of Default	Under the indenture, an event of default is generally defined as a default in the payment of principal or interest on the Debentures which is not cured for 30 days, our becoming subject to certain events of bankruptcy or insolvency, or our failure to comply with provisions of the Debentures or the indenture which failure is not cured or waived within 60 days after receipt of a specific notice.

Transfer Restrictions	Transfer of a Debenture is effective only upon the receipt of valid transfer instructions by the registrar from the Debenture holder of record.

Trustee	U.S. Bank National Association, a national banking association.

Risk Factors	See “Risk Factors” beginning on page 10 and other information included in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before investing in the Debentures.

Summary Consolidated Financial Data

The following table summarizes certain financial data of our business. You should read this summary together with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus. Our summary balance sheet data, as of September 25, 2006 and 2005, and summary income statement data, for the fiscal years ended September 25, 2006, 2005 and 2004, have been derived from our audited consolidated financial statements and related notes included in this prospectus. The summary balance sheet data, as of September 25, 2004, and the summary income statement data, for the fiscal year ended September 25, 2003, have been derived from our audited financial statements that are not included in this report. The summary balance sheet data, as of September 25, 2003 and 2002, and the summary income statement data, for the fiscal year ended September 25, 2002, have been derived from our financial statements that are not audited and are not included in this prospectus.

	As of, and for, the Fiscal Year Ended September 25,
	2006	2005	2004	2003	2002
Net interest and fee income(1)	$7,961	$9,720	$8,281	$5,812	$5,607
Insurance commissions	11,263	10,490	6,477	6,177	4,893
Other income(2)	4,294	4,110	4,529	3,595	4,594

Net revenues before retail sales	23,518	24,320	19,287	15,584	15,094
Gross margin on retail sales	6,361	5,703	4,959	5,733	4,050

Net revenues	29,879	30,023	24,246	21,317	19,144
Operating expenses	(29,151)	(29,205)	(24,854)	(21,728)	(18,990)

Net operating income (loss)	728	818	(608)	(411)	154

Other non-operating income	151	—	—	—	—
Loss on sale of property & equipment	(75)	(81)	(31)	(20)	(17)

Income (loss) before income tax expense	804	737	(639)	(431)	137

Income tax expense	(274)	(304)	208	141	(49)

Net income (loss)	$530	$433	$(431)	$(290)	$88

Ratio of earnings to fixed charges(3)	1.10	1.10	(6)	(6)	1.03

Cash and cash equivalents	$12,920	$9,619	$8,373	$8,749	$6,085
Finance receivables, net(4)	76,658	74,660	63,010	56,418	39,901
Other receivables	1,013	1,099	4,904	2,074	2,142
Inventory	2,195	2,402	2,293	3,009	2,957
Property and equipment, net	4,581	4,850	4,657	3,272	3,346
Total assets	101,487	96,005	86,091	75,471	56,001
Senior debt	669	1,186	2,062	888	6,232
Senior subordinated debt	600	1,000	700	3,900	2,400
Debentures(5)	77,910	68,905	61,582	52,701	36,820
Demand notes(5)	8,137	12,867	11,702	10,277	6,192
Shareholders’ equity (deficit)	$(1,305)	$(1,835)	$(2,268)	$(1,837)	$(1,547)

(1)	Net of interest expense and provision for credit losses.
(2)	Includes commissions from motor club memberships received from Interstate Motor Club, Inc., an affiliated entity, and income from income tax return preparation services received from Cash Check Inc. of Ga., an affiliated entity.
(3)	The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of this ratio, “earnings” is determined by adding pre-tax income to “fixed charges,” which consists of interest on all indebtedness and an interest factor attributable to rent expense.
(4)	Net of unearned insurance commissions, unearned finance charges, unearned discounts and allowance for credit losses.
(5)	Issued by our subsidiary, The Money Tree of Georgia Inc.
(6)	Calculation results in a deficiency in the ratio (i.e. less than one-to-one coverage). The deficiency in earnings to cover fixed charges was $430,913 for the year ended September 25, 2003 and $638,918 for the year ended September 25, 2004.

RISK FACTORS

Our operations and your investment in the Debentures are subject to a number of risks. You should carefully read and consider these risks, together with all other information in this prospectus, before you decide to buy the Debentures. If any of the following risks actually occur, our business, financial condition or operating results and our ability to repay the Debentures could be materially adversely affected.

The Debentures are risky and speculative investments for suitable investors only.

You should be aware that the Debentures are risky and speculative investments suitable only for investors of adequate financial means. If you cannot afford to lose your entire investment, you should not invest in the Debentures. Potential investors are required to complete a purchaser suitability questionnaire to assist our executive officers in determining whether an investment in the Debentures is a suitable investment, and such executive officers have the right to reject any potential investor. If we accept an investment, you should not assume that the Debentures are a suitable and appropriate investment for you.

We may be unable to meet our debenture and demand note redemption obligations which could force us to sell off our loan receivables and other operating assets or cease our operations.

In addition to the Debentures we issue pursuant to this prospectus, we may issue Demand Notes or similar debt instruments to investors in order to raise funds for our operations. As of September 25, 2006, we had a total of $77,910,202 of debentures and $8,136,850 of demand notes outstanding, which demand notes may be redeemed by our investors at any time. Of this amount, our subsidiary, The Money Tree of Georgia, Inc. has issued $64,678,723 of debentures and $2,155,217 of demand notes. While the maturing debentures of our subsidiary are subject to substantially similar early redemption and automatic extension provisions as the Debentures, we cannot predict with any accuracy the number of debenture holders who will elect to redeem such debentures at or prior to maturity. We intend to pay these and any other redemption obligations using our normal cash sources, such as collections on finance receivables and used car sales, as well as proceeds from the sale of the Debentures and Demand Notes. We are substantially reliant upon the net offering proceeds we receive from the sale of the Debentures and Demand Notes. However, our operations and other sources of funds may not provide sufficient available cash flow to meet our redemption obligations, especially if the amount of redemptions at any given time is significantly greater than anticipated or if cash on hand is less than expected due to losses or other circumstances. If we are unable to repay or redeem the principal amount of debentures or demand notes when due, and we are unable to obtain additional financing or other sources of capital, we may be forced to sell off our loan receivables and other operating assets or we might be forced to cease our operations and you could lose some or all of your investment.

An increase in market interest rates may result in a reduction in our liquidity and profitability and impair our ability to pay interest and principal on the Debentures.

Interest rates are currently at or near historic lows. Sustained, significant increases in interest rates could unfavorably impact our liquidity and profitability by reducing the interest rate spread between the rate of interest we receive on loans and interest rates we must pay under our Debentures and Demand Notes and any bank debt we incur. Any reduction in our liquidity and profitability would diminish our ability to pay interest and principal on the Debentures.

Our Debentures are not insured or guaranteed by any third party so you are dependent upon our ability to manage our business and generate adequate cash flows.

Our Debentures are not insured or guaranteed by the FDIC, any governmental agency or any other public or private entity as are certificates of deposit or other accounts offered by banks, savings and loan associations or credit unions. You are dependent upon our ability to effectively manage our business to generate sufficient cash flow, including cash flow from our financing activities, for the repayment of principal at maturity and the ongoing payment of interest on the Debentures. If these sources are inadequate, you could lose your entire investment.

Payment on the Debentures is subordinate to the payment of all outstanding present and future senior debt, and the indenture does not limit the amount of senior debt we may incur.

The Debentures are subordinate and junior to any and all of our senior debt. There are no restrictions in the indenture regarding the amount of senior debt or other indebtedness that we or our subsidiaries may incur. Upon the maturity of our senior debt, by lapse of time, acceleration or otherwise, the holders of our senior debt have first right to receive payment in full prior to any payments being made to you as a Debenture holder. Therefore, you would only be repaid if funds remain after the repayment of our senior debt. As of September 25, 2006, we had $1,268,549 of senior debt outstanding.

Payment of interest and principal on the Debentures is effectively subordinate to the payment of the secured and unsecured creditors of our subsidiaries, including holders of debentures and demand notes issued by The Money Tree of Georgia Inc.

Substantially all of our assets and operations are conducted through our subsidiaries. As a result, all the creditors of our subsidiaries, including the holders of the debentures and demand notes issued by The Money Tree of Georgia Inc., would be paid prior to our subsidiaries being allowed to distribute any amounts to us. As of September 25, 2006, $64,678,723 of debentures and $2,155,217 of demand notes issued by The Money Tree of Georgia Inc. were outstanding. If our subsidiaries did not have sufficient funds to pay their debts, our ability to pay interest and principal on the Debentures would be impaired.

The Debentures contain an automatic extension feature which could result in the extension of the maturity of the Debentures beyond the original maturity date and a lower interest rate being paid.

The Debentures contain an automatic extension provision that extends the maturity date of the Debentures and resets the interest rate to the then-current rate unless you provide us with written notice prior to 15 days after the maturity date of the Debenture stating that you want your Debenture redeemed as of the maturity date. The term of the extended Debenture will be equal to the original term of the Debenture, and the interest rate on the Debenture will be equal to the interest rate we are then paying on Debentures of a like interest adjustment period. Therefore, if you fail to take action, you will be required to maintain your investment in the Debenture beyond the original maturity date of the Debenture and the interest rate on the extended Debenture may be lower than the interest rate previously being paid to you.

Our operations are not subject to the stringent banking regulatory requirements designed to protect investors so your investment is completely dependent upon our successful operation of our business.

Our operations are not subject to the stringent regulatory requirements imposed upon the operations of commercial banks, savings banks and thrift institutions and are not subject to periodic compliance examinations by federal banking regulators. Therefore, an investment in our Debentures does not have the regulatory protections that the holder of a demand account or a certificate of deposit at a bank does. The return on your investment is completely dependent upon our successful operation of our business. To the extent that we do not successfully operate our business, our ability to pay interest and principal on the Debentures will be impaired.

The indenture does not contain covenants restricting us from taking certain actions and, therefore, the indenture provides very little protection of your investment.

The Debentures do not have the benefit of extensive covenants. The covenants in the indenture are not designed to protect your investment if there is a material adverse change in our financial condition or results of operations. For example, the indenture does not contain any restrictions on our ability to create or incur senior debt or other debt or to pay dividends or any financial covenants (such as a fixed charge coverage or minimum net worth covenants) to help ensure our ability to pay interest and principal on the Debentures. The indenture does not contain provisions that permit Debenture holders to require that we redeem the Debentures if there is a takeover, recapitalization or similar restructuring. In addition, the indenture does not contain covenants specifically designed to protect you if we engage in a highly leveraged transaction. Therefore, the indenture provides very little protection of your investment.

There will not be any market for the Debentures so you should only purchase them if you do not have any need for liquidity of your investment.

The Debentures will not be listed on a national securities exchange or authorized for quotation on The NASDAQ Stock Market. Further, it is very unlikely that any trading market for the Debentures will develop. Except as described elsewhere in this prospectus, you have no right to require redemption of the Debentures, and there is no assurance that the Debentures will be readily accepted as collateral for loans. Due to the lack of a market for the Debentures, we cannot assure you that you would be able to sell the Debentures. You should only purchase these Debentures if you do not have the need for liquidity for the amount invested in, and the interest payable on, the Debentures.

We are subject to many laws and governmental regulations, and any changes in these laws or regulations may materially adversely affect our financial condition and business operations.

Our operations are subject to regulation by federal authorities and state banking, finance, consumer protection and insurance authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions on our operations which, among other things, require that we obtain and maintain certain licenses and qualifications, and limit the interest rates, fees and other charges we may impose in our consumer finance business. Although we believe we are in compliance in all material respects with applicable laws, rules and regulations, we cannot assure you that we are or that any change in such laws, or in the interpretations thereof, will not make our compliance with such laws more difficult or expensive or otherwise adversely affect our financial condition or business operations.

Our lack of a significant line of credit could affect our liquidity in the future.

We have operated without a significant line of credit for the past several years. We are constantly analyzing opportunities to obtain a line of credit as an additional source of long-term financing. If we fail to obtain a line of credit, we will be more dependent on the proceeds from the Debentures and Demand Notes for our continued liquidity. If the sale of the Debentures is significantly curtailed for any reason and we fail to obtain a line of credit, our ability to meet our obligations, including our obligations with respect to the Debentures offered hereby, could be materially adversely affected.

There is no sinking fund to ensure repayment of the Debentures at maturity so you are totally reliant upon our ability to generate adequate cash flows.

We do not contribute funds to a separate account, commonly known as a sinking fund, to repay the Debentures upon maturity. Because funds are not set aside periodically for the repayment of the Debentures over their term, you must rely on our cash flow from operations and other sources of financing for repayment, such as funds from the sale of the Debentures and Demand Notes and credit facilities, if any. To the extent cash flow from operations and other sources are not sufficient to repay the Debentures, you may lose all or a part of your investment.

The collectability of our finance receivables may be affected by general economic conditions and we may not be able to recover the full amount of delinquent accounts by resorting to sale of collateral or receipt of non-file insurance proceeds.

Our liquidity is dependent on, among other things, the collection of our finance receivables. We continually monitor the delinquency status of our finance receivables and promptly institute collection efforts on delinquent accounts. Collections of our consumer finance receivables are likely to be affected by general economic conditions. Although current economic conditions have not had a material adverse effect on our ability to collect such finance receivables, we can make no assurances regarding future economic conditions or their effect on our ability to collect our receivables. Furthermore, since we do not ordinarily perfect our security interest in collateral for loans, we may not be able to recover the full amount of outstanding receivables by resorting to the sale of collateral or receipt of non-file insurance proceeds.

We could suffer increased credit losses if there is a continued downturn in the economy.

Because our business consists mainly of the making of loans to individuals who depend on their earnings to make their repayments, our ability to operate on a profitable basis will depend to a large extent on the continued employment of those individuals and their ability to meet their financial obligations as they become due. In the event of a sustained recession or a continued downturn in the U.S. and local economies in which we operate, with resulting unemployment and increases in the number of personal bankruptcies, we could experience increased credit losses and our collection ratios and profitability could be materially and adversely affected.

Hurricanes or other adverse weather events could negatively affect our local economies or cause disruption to our branch office locations, which could have an adverse effect on our business or results of operations.

Our operations are conducted in the States of Georgia, Florida, Alabama and Louisiana, including areas susceptible to hurricanes or tropical storms. See our locations map on page 38 of the prospectus showing that there are several branch office locations in or near coastal towns. Such weather events can disrupt our operations, result in damage to our branch office locations and negatively affect the local economies in which we operate. In late August 2005, Hurricane Katrina devastated parts of the Gulf Coast of Louisiana and Alabama causing substantial damage to residences and businesses in these areas, including our three branch office locations in New Orleans. In September 2005, Hurricane Rita struck the Gulf Coast of Louisiana and Texas resulting in temporary closure of our Lake Charles, Louisiana branch office location. The displacement of customers affected our collections in the months following the hurricanes which caused approximately $700,000 of bad debt charge-offs from the affected branches. The Company has decided not to reopen the three branch offices in New Orleans. We cannot predict whether or to what extent future hurricanes will affect our operations or the economies in our market areas, but such weather events could result in a decline in loan originations and an increase in the risk of delinquencies, foreclosures or loan losses. Our business or results of operations may be adversely affected by these and other negative effects of future hurricanes.

Our typical customer base has “subprime” credit ratings and are higher than average credit risks which could result in increased risk of loan defaults.

We typically lend money to individuals who have difficulty receiving loans from banks and other financial institutions because of credit problems or other adverse financial circumstances. Therefore, we may have a higher risk of loan default among our customers than other lending companies. If we suffer increased loan defaults in any given period, our operations could be materially adversely affected and we may have difficulty making our principal and interest payments on the Debentures.

Additional competition may decrease our liquidity and profitability, which would adversely affect our ability to repay the Debentures.

We compete for business with a number of large national companies and banks that have substantially greater resources, lower cost of funds, and a more established market presence than we have. If these companies increase their marketing efforts to include our market niche of borrowers, or if additional competitors enter our markets, we may be forced to reduce our interest rates and fees in order to maintain or expand our market share. Any reduction in our interest rates or fees could have an adverse impact on our liquidity and profitability and our ability to repay the Debentures.

If we redeem the Debentures, you may not be able to reinvest the proceeds at comparable rates.

We may redeem, at our option, at any time all or a portion of the outstanding Debentures for payment prior to their maturity. However, you may only redeem your Debenture at your option and without penalty at the end of each applicable interest adjustment period. In addition, while the Debentures contain an automatic extension provision, we may nevertheless elect to redeem your debenture in full upon maturity. In the event we elect to redeem your Debenture, you would have the risk of reinvesting the proceeds at the then-current market rates which may be higher or lower.

We can provide no assurance that any Debentures will be sold or that we will raise sufficient proceeds to carry out our business plans.

We are offering the Debentures through our executive officers without a firm underwriting commitment. While we intend to sell up to $75,000,000 in principal amount of Debentures, there is no minimum amount of proceeds that must be received from the sale of Debentures in order to accept proceeds from Debentures actually sold. Accordingly, we can provide no assurance as to the total principal amount of Debentures that will be sold. Therefore, we cannot assure you that we will raise sufficient proceeds to carry out our business plans.

We are controlled by Mr. Martin and don’t have any independent board members overseeing our operations.

Our President and Sole Director, W. Derek Martin, controls all of the outstanding shares of our voting capital stock. In addition, we do not have any independent directors on our board. Accordingly, Mr. Martin will be able to exercise significant control over our affairs, including, without limitation, the election of officers and directors, operational decisions and decisions regarding the Debentures. In addition, there are no contractual or regulatory limits on the amounts we can pay to Mr. Martin or other affiliates.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of federal securities law. Words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “predict,” or other similar words, identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus, including, without limitation, the “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in the “Risk Factors” section of this prospectus. If any of the events described in “Risk Factors” occur, they could have an adverse effect on our business, financial condition and results of operations. When considering forward-looking statements, you should keep these risk factors in mind as well as the other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement. We are not obligated to update forward-looking statements.

USE OF PROCEEDS

If we sell all of the Debentures offered by this prospectus, we estimate that the net proceeds will be approximately $74,385,000 after deduction of estimated offering expenses of $615,000. We will pay all of the expenses related to this offering.

We will receive cash proceeds in varying amounts from time to time as the Debentures are sold. Due to our inability to predict with any certainty whatsoever when holders of Demand Notes will redeem or which holders of Debentures will redeem at or prior to maturity, we cannot provide any specific allocation of proceeds we will use for any particular purpose. However, we intend to use substantially all of the net offering proceeds in the following order of priority:

•	to redeem debentures and demand notes of our subsidiary, The Money Tree of Georgia Inc.;

•	to redeem Debentures and Demand Notes issued by us;

•	to make interest payments to holders of all of our debentures and demand notes;

•	to the extent that net proceeds remain and we have adequate cash on hand, to fund the following company activities:

•	to make additional consumer loans;

•	to fund the purchase of inventory of used cars;

•	to open new branch office locations;

•	to acquire loan receivables from competitors; and

•	for working capital and other general corporate purposes.

There is no minimum number or amount of Debentures that we must sell to receive and use the proceeds from the sale of Debentures, and we cannot assure you that all or any portion of the Debentures will be sold. In the event that we do not raise sufficient proceeds from our offerings of Debentures and Demand Notes to adequately fund our operations, we could curtail the amount of funds we loan to our customers and focus on cash collections to increase cash flow. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated balance sheet data, as of September 25, 2006 and 2005, and the selected consolidated income statement data, for the fiscal years ended September 25, 2006, 2005 and 2004, have been derived from our audited consolidated financial statements and related notes included in this prospectus. The selected consolidated balance sheet data, as of September 25, 2004, and the selected consolidated income statement data, for the fiscal year ended September 25, 2003, have been derived from our audited financial statements that are not included in this report. The selected consolidated balance sheet data, as of September 25, 2003 and 2002, and the selected consolidated income statement data, for the fiscal year ended September 25, 2002, have been derived from our financial statements that are not audited and are not included in this prospectus.

	As of, and for, the Fiscal Year Ended September 25,
	2006	2005	2004	2003	2002
Interest and fee income	$20,048	$18,843	$17,052	$12,714	$10,640
Interest expense	(7,350)	(6,355)	(5,848)	(4,919)	(3,973)

Net interest and fee income before provision for credit losses	12,698	12,488	11,204	7,795	6,667
Provision for credit losses	(4,737)	(2,768)	(2,923)	(1,983)	(1,060)

Net interest and fee income after provision for credit losses	7,961	9,720	8,281	5,812	5,607
Insurance commissions	11,263	10,490	6,477	6,177	4,893
Commissions from motor club memberships(1)	1,957	1,475	1,995	1,612	2,460
Income tax service income(2)	83	162	400	452	529
Other income	2,254	2,473	2,134	1,531	1,605

Net revenues before retail sales	23,518	24,320	19,287	15,584	15,094
Retail sales	17,972	15,061	14,360	19,940	14,992
Cost of sales	(11,611)	(9,358)	(9,401)	(14,207)	(10,942)

Gross margin on retail sales	6,361	5,703	4,959	5,733	4,050
Net revenues	29,879	30,023	24,246	21,317	19,144
Operating expenses	(29,151)	(29,205)	(24,854)	(21,728)	(18,990)

Net operating income (loss)	728	818	(608)	(411)	154
Other non-operating income	151	—	—	—	—
Loss on sale of property and equipment	(75)	(81)	(31)	(20)	(17)

Income (loss) before income tax expense	804	737	(639)	(431)	137
Income tax expense	(274)	(304)	208	141	(49)

Net income (loss)	$530	$433	$(431)	$(290)	$88

Ratio of earnings to fixed charges(3)	1.10	1.10	(4)	(4)	1.03

Cash and cash equivalents	$12,920	$9,619	$8,373	$8,749	$6,085
Finance receivables(5)	79,797	77,292	65,066	58,123	41,096
Allowance for credit losses	(3,139)	(2,632)	(2,056)	(1,705)	(1,195)

Finance receivables, net	76,658	74,660	63,010	56,418	39,901
Other receivables	1,013	1,099	4,904	2,074	2,142
Inventory	2,195	2,402	2,293	3,009	2,957
Property and equipment, net	4,581	4,850	4,657	3,272	3,346
Total assets	101,487	96,005	86,091	75,471	56,001
Senior debt	669	1,186	2,062	888	6,232
Senior subordinated debt	600	1,000	700	3,900	2,400
Subordinated debt, related parties	370	800	800	271	346
Debentures(6)	77,910	68,905	61,582	52,701	36,820
Demand notes(6)	8,137	12,867	11,702	10,277	6,192
Shareholders’ deficit	$(1,305)	$(1,835)	$(2,268)	$(1,837)	$(1,547)

(1)	Received from Interstate Motor Club, Inc., an affiliated entity.
(2)	Received from Cash Check Inc. of Ga., an affiliated entity.
(3)	The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of this ratio, “earnings” is determined by adding pre-tax income to “fixed charges,” which consists of interest on all indebtedness and an interest factor attributable to rent expense.
(4)	Calculation results in a deficiency in the ratio (i.e., less than one-to-one coverage). The deficiency in earnings to cover fixed charges was $430,913 for the year ended September 25, 2003 and $638,918 for the year ended September 25, 2004.
(5)	Net of unearned insurance commissions, unearned finance charges and unearned discounts.
(6)	Issued, in part, by our subsidiary, The Money Tree of Georgia Inc. See Note 8 to our audited financial statements for the year ended September 25, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the information under “Selected Consolidated Financial Data” and our audited consolidated financial statements and related notes and other financial data included elsewhere in this prospectus.

Overview

We make consumer finance loans and provide other financial products and services through our branch offices in Georgia, Alabama, Louisiana and Florida. We sell retail merchandise, principally furniture, appliances and electronics, at certain of our branch office locations and operate three used automobile dealerships in the State of Georgia. We also offer insurance products, prepaid phone services and automobile club memberships to our loan customers.

We fund our consumer loan demand through a combination of cash collections from our consumer loans, proceeds raised from the sale of debentures and demand notes and loans from various banks and other financial institutions. Our consumer loan business consists of making, purchasing and servicing direct consumer loans, consumer sales finance contracts and motor vehicle installment sales contracts. Direct consumer loans generally serve individuals with limited access to other sources of consumer credit, such as banks, savings and loans, other consumer finance businesses and credit cards. Direct consumer loans are general loans made typically to people who need money for some unusual or unforeseen expense, for the purpose of paying off an accumulation of small debts or for the purchase of furniture and appliances. Please see “Business – General” for a more detailed discussion of the various types of loans we make to our customers. The following table sets forth certain information about the components of our finance receivables:

Description of Loans and Contracts

	As of, or for, the Year Ended September 25,
	2006	2005	2004
Direct Consumer Loans:
Number of Loans Made to New Borrowers	22,068	26,183	18,601
Number of Loans Made to Former Borrowers	54,794	52,785	46,109
Number of Loans Made to Existing Borrowers	98,386	100,439	84,987
Total Number of Loans Made	175,248	179,407	149,697
Total Volume of Loans Made	$81,634,461	$89,520,904	$68,593,531
Average Size of Loans Made	$466	$499	$458
Number of Loans Outstanding	73,440	71,070	57,986
Total of Loans Outstanding*	$46,071,669	$48,840,570	$38,281,888
Percent of Loans Outstanding	51.7%	55.3%	50.3%
Average Balance on Outstanding Loans	$627	$687	$660
Number of Contracts Purchased	—	—	15,014
Total Volume of Contracts Purchased	—	—	$5,428,391
Average Size of Contracts Purchased	—	—	$362

Description of Loans and Contracts

	As of, or for, the Year Ended September 25,
	2006	2005	2004
Motor Vehicle Installment Sales Contracts:
Total Number of Contracts Made	964	892	1,084
Total Volume of Contracts Made	$17,425,293	$17,043,881	$21,667,826
Average Size of Contracts Made	$18,076	$19,107	$19,989
Number of Contracts Outstanding	2,550	2,160	1,855
Total of Contracts Outstanding*	$31,280,840	$30,557,683	$28,820,071
Percent of Total Loans and Contracts	35.1%	40.2%	42.2%
Average Balance on Outstanding Contracts	$12,267	$14,147	$15,536
Number of Contracts Purchased	—	—	—
Total Volume of Contracts Purchased	—	—	—
Average Size of Contracts Purchased	—	—	—

Consumer Sales Finance Contracts:
Number of Contracts Made to New Customers	124	419	542
Number of Loans Made to Former Customers	2,250	3,471	3,613
Number of Loans Made to Existing Customers	2,432	2,643	3,499
Total Contracts Made	4,806	6,533	7,654
Total Volume of Contracts Made	$12,749,329	$7,063,894	$8,124,364
Number of Contracts Outstanding	6,310	5,551	5,737
Total of Contracts Outstanding*	$11,813,566	$7,240,653	$6,260,905
Percent of Total Loans and Contracts	13.2%	9.5%	9.2%
Average Balance of Outstanding Contracts	$1,872	$1,304	$1,091
Number of Contracts Purchased	—	—	—
Total Volume of Contracts Purchased	—	—	—
Average Size of Contracts Purchased	—	—	—

*	Contracts outstanding are exclusive of the following aggregate amounts of bankrupt accounts: $5,618,931 for the year ended September 25, 2006; $4,921,905 for the year ended September 25, 2005; and $3,531,667 for the year ended September 25, 2004.

Below is a table showing our total gross outstanding finance receivables and bankrupt accounts:

	September 25, 2006	September 25, 2005	September 25, 2004
Total Loans and Contracts Outstanding (gross):
Direct Consumer Loans	$46,071,669	$48,840,570	$38,281,888
Motor Vehicle Installment	31,280,840	29,765,603	30,557,683
Consumer Sales Finance	11,813,566	9,661,474	7,240,653
Bankrupt Accounts	5,618,931	4,921,905	3,531,667

Total Gross Outstanding	$94,785,006	$93,189,552	$79,611,891

Below is a roll-forward of the balance of each category of our outstanding finance receivables. Loans originated reflect the gross amount of loans made or purchased during the period presented inclusive of pre-computed interest, fees and insurance premiums. Collections represent cash receipts in the form of repayments made on our loans as reflected in our Consolidated Statements of Cash Flows. Refinancings represent the amount of the pay off of loans refinanced. Charge offs represent the gross amount of loans charged off as uncollectible (charge offs are shown net of non-file insurance receipts in our Allowance for Credit Losses). Rebates represent reductions to gross loan amounts of precomputed interest and insurance premiums resulting from loans refinanced and other loans paid off before maturity. See page F-9 (Summary of Significant Accounting Policies – Income Recognition) for further discussion related to rebates of interest. Other adjustments primarily represent accounts transferred to and from the department that administers bankrupt accounts.

	Fiscal Year Ended September 25, 2006	Fiscal Year Ended September 25, 2005	Fiscal Year Ended September 25, 2004
Direct Consumer Loans:
Balance – beginning	$48,840,570	$38,281,888	$33,215,821
Loans originated	81,634,461	89,520,904	74,021,922
Collections	(57,356,295)	(54,192,456)	(46,735,923)
Refinancings	(16,545,531)	(16,169,389)	(13,327,472)
Charge offs	(4,753,034)	(2,828,792)	(5,593,831)
Rebates/other adjustments	(5,748,502)	(5,771,586)	(3,298,629)

Balance – end	$46,071,669	$48,840,570	$38,281,888

Consumer Sales Finance Contracts:
Balance – beginning	$9,661,474	$7,240,653	$6,260,905
Loans originated	12,749,329	10,904,159	7,063,894
Collections	(5,003,968)	(3,923,845)	(3,262,061)
Refinancings	(3,527,789)	(2,810,207)	(2,248,381)
Charge offs	(513,941)	(448,951)	(199,915)
Rebates/other adjustments	(1,551,539)	(1,300,335)	(373,789)

Balance – end	$11,813,566	$9,661,474	$7,240,653

Motor Vehicle Installment Sales Contracts:
Balance – beginning	$29,765,603	$30,557,683	$28,820,071
Loans originated	17,425,293	14,155,640	17,043,881
Collections	(13,446,490)	(12,424,225)	(11,115,383)
Refinancings	—	—	—
Charge offs	(1,161,114)	(1,316,489)	(1,379,734)
Rebates/other adjustments	(1,302,452)	(1,207,006)	(2,811,152)

Balance – end	$31,280,840	$29,765,603	$30,557,683

Total Active Accounts:
Balance – beginning	$88,267,647	$76,080,224	$68,296,797
Loans originated	111,809,083	114,580,703	98,129,697
Collections	(75,806,753)	(70,540,526)	(61,113,367)
Refinancings	(20,073,320)	(18,979,595)	(15,575,853)
Charge offs	(6,428,089)	(4,594,232)	(7,173,480)
Rebates/other adjustments	(8,602,493)	(8,278,927)	(6,483,570)

Balance – end	$89,166,075	$88,267,647	$76,080,224

Total Bankrupt Accounts:
Balance – beginning	$4,921,905	$3,531,667	$3,710,099
Charge offs	(714,068)	(649,741)	(1,377,211)
Adjustments	1,411,094	2,039,979	1,198,779

Balance – end	5,618,931	4,921,905	3,531,667

Total Gross O/S Receivables	$94,785,006	$93,189,552	$79,611,891

Below is a reconciliation of the amounts of the finance receivables originated and repaid (collections) from the receivable roll-forward to the amounts shown in our Consolidated Statements of Cash Flows.

	Fiscal Year Ended September 25, 2006	Fiscal Year Ended September 25, 2005	Fiscal Year Ended September 25, 2004
Finance Receivables Originated:
Direct consumer loans	$81,634,461	$89,520,904	$74,021,922
Consumer sales finance	12,749,329	10,904,159	7,063,894
Motor vehicle installment sales	17,425,293	14,155,640	17,043,881

Total gross loans originated	111,809,083	114,580,703	98,129,697
Gross receivables purchased	—	—	(5,428,391)
Non-cash items included in gross finance receivables*	(29,267,388)	(29,622,467)	(25,588,524)

Finance receivables originated – cash flows**	$82,541,695	$84,958,236	$67,112,782

Loans Repaid:
Collections
Direct consumer loans	$57,356,295	$54,192,456	$46,735,923
Consumer sales finance	5,003,969	3,923,845	3,262,061
Motor vehicle installment sales	13,446,490	12,424,225	11,115,383

Finance receivables repaid – cash flows	$75,806,754	$70,540,526	$61,113,367

*	Includes precomputed interest and fees (since these amounts are included in the gross amount of finance receivables originated but are not advanced in the form of cash to customers) and refinanced receivable balances (since there is no cash generated from the repayment of original receivables refinanced).
**	Includes amounts advanced to customers in conjunction with refinancings, which were $10,537,845 for the fiscal year ended September 25, 2006; $10,423,617 for the fiscal year ended September 25, 2005; and $9,328,161 for the fiscal year ended September 25, 2004.

Segments and Seasonality

We segment our business operations into the following two segments:

•	consumer finance and sales; and

•	automotive finance and sales.

The consumer finance and sales segment is comprised primarily of small consumer loans and sales of consumer goods such as furniture, appliances and electronics. We typically experience our strongest financial performance for the consumer finance and sales segment during the holiday season, which is our first fiscal quarter ending December 25.

The automotive finance and sales segment is comprised exclusively of used vehicle sales and their related financing. We typically experience our strongest financial performance for the automotive finance and sales segment during our second fiscal quarter ending March 25 when used car sales are the highest. Please refer to Note 18 in the “Notes to Consolidated Financial Statements” for a breakdown of our operations by segment.

Growth

During fiscal year 2006, we experienced a slower growth pattern than in previous years. Our gross outstanding finance receivables grew at a 1.7% annual rate over the previous year as compared to 17.1% in 2005 over 2004. Although we opened five new offices during fiscal year 2006, the effects of Hurricane Katrina had a significant impact on our lending and collection activities in Louisiana. Gross loans originated in 2006 were down 15% from the fiscal 2005 amounts. Although many of our offices in southern Louisiana were closed for only a few days, our three offices in New Orleans were destroyed by the flooding that followed the hurricane. Due to the displacement of many residents in this area, lending was very limited in many of our offices in southern Louisiana. This played a part in our decision not to re-open offices in New Orleans and to consolidate other offices in Louisiana.

We also decided to close one of our two used automobile dealerships in Bainbridge, Georgia in June 2006. Operating losses due primarily to poor sales was the primary reason for this decision.

During this fiscal year, we modified our business plan to begin limiting the number of larger, longer-term loans and focusing more on smaller, shorter-term lending. This decreased our total volume of loan originated and ultimately our growth in outstanding receivables.

During fiscal year 2004, we expanded our presence in the State of Louisiana by acquiring assets from two competitors. We purchased gross finance receivables of over $5.4 million as well as other assets in 22 locations for an investment of approximately $4.0 million. These purchases allowed us to enter new markets at a discounted price and provided us access to an established customer base from which we can grow our business. Purchases of this magnitude were a departure from our normal expansion efforts which typically involves the purchase of small finance company offices or opening start-up offices in selected markets.

We believe that continued growth of existing branches can be achieved through direct mail solicitation to prospective customers, solicitation of existing and former customers from the branch locations and through the payment of referral fees to existing customers. We will continue our past practice of establishing branch offices that are convenient for customers and that seek to provide quality service to such customers.

Net Interest Margin

A principal component of our profitability is our net interest margin, which is the difference between the interest that we earn on finance receivables and the interest that we pay on borrowed funds. In some states, statutes regulate the interest rates that we may charge our customers, while, in other locations, competitive market conditions establish interest rates that we may charge. Differences also exist in the interest rates that we earn on the various components of our finance receivable portfolio.

Unlike our interest income, our interest expense is sensitive to general market interest rate fluctuations. These general market fluctuations directly impact our cost of funds. Our general limited ability to increase the interest rates earned on new and existing finance receivables restricts our ability to react to increases in our cost of funds. Accordingly, increases in market interest rates generally will narrow our interest rate spread and lower our profitability, while decreases in market interest rates generally will widen our interest rate spread and increase our profitability. Significant increases in market interest rates will likely result in a reduction in our liquidity and profitability and impair our ability to pay interest and principal on the Debentures. See “Quantitative and Qualitative Disclosures About Market Risk” below.

The following table presents important data relating to our net interest margin:

	As of, or for, the Year Ended September 25,
	2006	2005	2004
Average net finance receivables (1)	$80,614,846	$70,640,777	$62,655,522
Average notes payable (2)	$87,496,046	$80,154,165	$73,452,571
Interest income	$15,864,416	$14,573,071	$13,860,495
Loan fee income	4,183,795	4,269,944	3,191,393

Total interest and fee income	20,048,211	18,843,015	17,051,888
Interest expense	7,349,884	6,354,744	5,848,428

Net interest and fee income before provision for credit losses	$12,698,327	$12,488,271	$11,203,460
Average interest rate earned	24.9%	26.7%	27.2%
Average interest rate paid	8.4%	7.9%	8.0%
Net interest rate spread	16.5%	18.8%	19.2%
Net interest margin (3)	15.8%	17.7%	17.9%

(1)	Averages are computed using month-end balances of finance receivables (net of unearned interest/fees, insurance commissions, and unearned discounts) during the year presented. Net finance receivables for this purpose includes all outstanding finance receivables, including accounts in bankruptcy and non-accrual status.
(2)	Averages are computed using month-end balances of interest bearing debt (including senior debt, senior subordinated debt, subordinated debt to related parties, debentures and demand notes) during the year presented.
(3)	Net interest margin represents net interest and fee income (net of the provision for credit losses) divided by average net finance receivables.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income. Information is provided with respect to (i) effects of interest income attributable to changes in volume (changes in volume multiplied by prior rate), (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) changes in rate/volume (change in rate multiplied by change in volume).

	Increase (Decrease) Due to
	Volume		Rate		Rate/Volume		Total net increase (decrease)
	9/25/06	9/25/05	9/25/06	9/25/05	9/25/06	9/25/05	9/25/06		9/25/05
Earning assets:
Interest income on finance receivables:	$2,439,027	$3,548,867	$(1,049,970)	$(456,157)	$(54,861)	$(66,583)	$1,334,196	(1)	$3,026,127	(1)

Interest bearing liabilities:
Debentures & demand notes	534,708	486,780	432,103	62,005	34,917	6,486	1,001,728		555,271
Other debt	(12,172)	(54,924)	8,369	8,487	(2,785)	(2,518)	(6,588)		(48,955)

Total interest expense	522,536	431,856	440,472	70,492	32,132	3,968	995,140		506,316

Net interest income	$1,916,491	$3,117,011	$(1,490,442)	$(526,649)	$(86,993)	$(70,551)	$339,056		$2,519,811

(1)	Excludes approximately $136,000 and $265,000 of earned discounts included in interest income in 2006 and 2005, respectively, as a result of finance receivables purchased at a discount in fiscal year 2004.

Return on Deficit and Assets

Below is a table showing certain performance ratios for the fiscal years ended September 25, 2006 and 2005. These ratios are typically reported by financial institutions in connection with their annual financial performance.

Performance Ratios(1)	2006	2005
Return on average assets (2)	0.5%	0.5%
Return on average shareholders’ deficit (3)	-36.7%	-22.7%
Average deficit to average assets ratio (4)	-1.4%	-2.1%

(1)	Averages are computed using quarter end balances.
(2)	Calculated as net income divided by average total assets during the fiscal year.
(3)	Calculated as net income divided by average shareholders’ deficit during the fiscal year.
(4)	Calculated as average shareholders’ deficit divided by average total assets during the fiscal year.

Analysis of Allowance for Credit Losses

An allowance for credit losses is maintained primarily to account for the probable losses inherent in the finance receivables portfolio. The allowance is calculated based upon management’s estimate of the expected collectability of loans outstanding based upon a variety of factors, including, without limitation, periodic analysis of the loan portfolio, historic loan loss experience, borrowers’ ability to repay and collateral considerations. We maintain an allowance for credit losses at a level that we consider adequate to provide for probable losses based on historical ratios of charge-offs to average notes receivable.

The following table shows these ratios of charge offs to average notes receivable for the categories of our finance receivables. The average net finance receivables are computed using monthly balances, net of unearned interest, unearned insurance commissions and unearned discounts. Charge offs are shown at gross amounts as presented in the receivable roll-forward on page 20. Recoveries represent receipts from non-file insurance claims and cash recoveries.

	As of, or for, the Fiscal Year Ended September 25,
	2006	2005	2004
Direct Consumer Loans and Consumer Sales Finance Contracts:
Average net finance receivables	$55,184,869	$47,201,084	$39,503,251
Charge offs – direct consumer	$4,753,034	$2,828,792	$5,593,831
Charge offs – consumer sales finance	$513,941	$448,951	$199,915
Charge offs – bankruptcy	$714,068	$649,741	$1,377,211

Total gross charge offs	$5,981,043	$3,927,484	$7,170,957
Recoveries (all direct consumer)*	$(2,915,407)	$(3,047,784)	$(6,928,370)

Charge offs, net	$3,065,636	$879,700	$242,587
Percent of net charge offs to average receivables	5.6%	1.9%	0.6%

Motor Vehicle Installment Sales Contracts:
Average net finance receivables	$25,429,977	$23,439,693	$23,152,271
Charge offs, gross	$1,161,114	$1,316,488	$1,379,734
Recoveries	—	—	—

Charge offs, net	$1,161,114	$1,316,488	$1,379,734
Percent of net charge offs to average receivables	4.6%	5.6%	6.0%

Total Receivables:
Average net finance receivables	$80,614,846	$70,640,777	$62,655,522
Charge offs, gross	$7,142,157	$5,243,972	$8,550,691
Recoveries (all direct consumer)*	$(2,915,407)	$(3,047,784)	$(6,928,370)

Charge offs, net	$4,226,750	$2,196,188	$1,622,321
Percent of net charge offs to average receivables	5.2%	3.1%	2.6%

*	Recoveries for fiscal year ended September 25, 2004 were adjusted for the approximately $1.0 million contingent legal fees related to recoveries from our former insurance carrier.

Gross charge offs of finance receivables were considerably higher in fiscal 2006 over the prior years’ averages. However, approximately 30% of the net charge offs for the consumer segment relate to the company’s subsidiary, The Money Tree of Louisiana, Inc. Hurricane Katrina had a significant impact on our Louisiana customers and employees. Many were displaced and this inhibited the collection efforts in its aftermath. In early 2006, we deployed a group of collection specialists to assess the loan portfolio in the New Orleans area. This resulted in approximately $700,000 of accounts being charged off, most occurring in the 2nd and 3rd fiscal quarters of 2006 as this group worked through the process of determining the collectability of the loans.

The significant increase in gross charge offs of direct consumer loans during fiscal year 2005 over 2004 was primarily the result of the termination of the relationship with our former non-file insurance carrier. During this transition, we reviewed our non-file insurance contract and discovered that all contracts which we deemed uncollectible upon which a non-file insurance premium had been paid were eligible for recovery. In the past, we believed that the amount of non-file insurance claims we could collect was limited by virtue of monthly reports provided to us by the carrier and, accordingly, we limited the monthly amount of claims filed. We were also concerned that claims filed by us in periods beyond the end of the relationship would be denied by the carrier. As a result, we thoroughly reviewed our loan portfolio for qualifying loans that were eligible for non-file insurance claims, charged off those accounts that we deemed uncollectible (our non-file insurance agreement states that a loss must have occurred) and filed the claims. We also discovered eligible charge offs from prior months that a claim had not been filed. This process resulted in a significant increase in gross charge offs and non-file claims during 2004. A business decision was made to take this approach to resolve these accounts during this time period rather than waiting for the customary approach of filing the claims, which would have resulted in us filing claims with our insurance carrier after the termination of the relationship making recovery much more difficult. Our concerns were founded when the insurance carrier indeed began to deny claims that ultimately led to the dispute and eventual settlement of these claims. We determined that it takes up to 180 days to fully exhaust all collection efforts. Only after these collection efforts had been exhausted would a claim be filed with the non-file insurance carrier. The circumstance of changing our carrier was the determining factor in our departure from our customary practice. Since the start of our relationship with our new non-file carrier we have been following the normal course of filing non-file claims. Our normal policy is that, when we deem the account uncollectible, the account is charged off and then a non-file claim is made within 30 days. We have been following the normal process of charge-off and non-file claims since signing on with a new carrier.

We also experienced increases in charge offs related to our auto sales finance contracts during fiscal year 2004. Our lending policy had allowed late model vehicles to be financed up to 60 months. As the defaults on these longer term contracts occurred, we noted an increase in charge offs. A charge off occurs when the sales proceeds of the repossessed vehicle is not sufficient to payoff the customer’s loan balance. We noted that the deficiencies thus resulting in a larger charge off were generally greater with longer term contracts than with shorter-term contracts. During fiscal 2004, we began to significantly curtail the number of 60 month contracts. The average loan terms have decreased from 51 months for loans originating in earlier 2004 to 43 months for loans originating in the last six months of fiscal year 2005. In implementing this change, we experienced the amount of charge offs returning to historical levels.

As of September 25, 2006 and 2005, our allowance for credit losses was $3.1 million and $2.6 million, respectively. The growth in outstanding finance receivables was the primary factor for the increase in our allowance for credit losses. The allowance for credit losses is 3.9% and 3.4% of the net outstanding receivables at September 25, 2006 and 2005, respectively.

Delinquency Information

Our delinquency levels reflect, among other factors, changes in the mix of loans in the portfolio, the quality of receivables, the success of collection efforts, bankruptcy trends and general economic conditions. The delinquency information in the following tables is computed on the basis of the amount past due in accordance with the original payment terms of the loan (contractual method). We use the contractual method for all external reporting purposes. Management closely monitors delinquency using this method to measure the quality of our loan portfolio and the probability of credit loss. We also use other tools, such as a recency report, which shows the date of the last full contractual payment received on the loan, to determine a particular customer’s willingness to pay. For example, if a delinquent customer has made a recent payment, we may decide to delay more serious collection measures, such as repossession of collateral. However, such a payment will not change the non-accrual status of the account until all of the principal and interest amounts contractually due are brought current (we receive one or more full contractual payments and the account is less than 60 days contractually delinquent), at which time we believe future payments are reasonably assured. Our gross finance receivables on non-accrual status, including bankruptcy accounts, totaled $18.6 million and $14.2 million for the fiscal years ended September 25, 2006 and 2005, respectively. Suspended interest as a result of these non-accrual accounts totaled $1.0 million, $0.8 million and $0.5 million for the fiscal years ended September 25, 2006, 2005 and 2004, respectively. Generally, we do not refinance delinquent accounts. However, on occasion, a past due account will qualify for refinancing. We use the following criteria for determining whether a delinquent account qualifies for refinancing: (1) a re-evaluation of the customer’s creditworthiness is performed to ensure additional credit is warranted; and (2) a payment must have been received on the account within the last 10 days. Since we refinance delinquent loans on such an infrequent basis, we do not maintain any statistics relating to this type of refinancing. Below is certain information relating to the delinquency status of each category of our receivables for the years ended September 25, 2006 and 2005:

	As of September 25, 2006
	Direct Consumer Sales	Consumer Sales Finance Contracts	Motor Vehicle Installment Sales Contracts	Bankrupt Accounts	Total
Gross Loans and Contracts Receivable	$46,071,669	$11,813,566	$31,280,840	$5,618,931	$94,785,006
Loans and Contracts 60-90 days past due	$930,305	$232,289	$66,208	$191,548	$1,420,350
Percentage of Outstanding	2.02%	1.97%	0.21%	3.41%	1.50%
Loans and Contracts greater than 90 days past due	$10,026,777	$2,916,164	$8,385	$2,832,426	$15,783,752
Percentage of Outstanding	21.76%	24.68%	0.03%	50.41%	16.65%
Loans and Contracts greater than 60 days past due	$10,957,082	$3,148,453	$74,593	$3,023,974	$17,204,102
Percentage of Outstanding	23.78%	26.65%	0.24%	53.82%	18.15%

	As of September 25, 2005
	Direct Consumer Sales	Consumer Sales Finance Contracts	Motor Vehicle Installment Sales Contracts	Bankrupt Accounts	Total
Gross Loans and Contracts Receivable	$48,840,570	$9,661,474	$29,765,603	$4,921,905	$93,189,552
Loans and Contracts 60-90 days past due	$2,003,667	$410,773	$253,224	$249,366	$2,917,030
Percentage of Outstanding	4.10%	4.25%	0.85%	5.07%	3.13%
Loans and Contracts greater than 90 days past due	$9,360,121	$2,291,547	$42,088	$2,531,103	$14,224,859
Percentage of Outstanding	19.16%	23.72%	0.14%	51.43%	15.26%
Loans and Contracts greater than 60 days past due	$11,363,788	$2,702,320	$295,312	$2,780,469	$17,141,889
Percentage of Outstanding	23.27%	27.97%	0.99%	56.49%	18.39%

Results of Operations

Comparison of Fiscal Years Ended September 25, 2006 and 2005

Net Revenues

Net revenues were $29.9 million and $30.0 million for the fiscal years ended September 25, 2006 and 2005, respectively. The decrease in net revenues was primarily as a result of the increase in the provision for credit losses over 2005 and the increase in interest expense on debt from the sale of debentures. These cost increases were partially offset by increases in interest, fees and related charges earned on customers’ loans, as well as the sale of various ancillary products to such customers, as described in more detail below.

Net Interest and Fee Income Before Provision for Credit Losses

Net interest and fee income before provision for credit losses was $12.7 million and $12.5 million for fiscal years ended September 25, 2006 and 2005, respectively. During fiscal year 2006, gross interest income increased $1.2 million while loan fees decreased $0.1 million over 2005. Interest expense was $7.3 million in 2006 and $6.4 million in 2005. The increase in interest expense was due to the additional borrowings from the sale of debentures.

Provision for Credit Losses

Provision for credit losses was $4.7 million and $2.8 million for fiscal years ended September 25, 2006 and 2005, respectively. The significant increase was due in part to additional charge offs of customer loans, primarily in Louisiana as a result of Hurricane Katrina, and increases in the allowance for credit losses and corresponding provisions.

Insurance and Other Products

Income from commissions on insurance products and motor club memberships increased from $12.0 million in 2005 to $13.2 million in 2006. During 2006, commissions on credit insurance products were $8.3 million and non-credit insurance products and motor club memberships were $4.9 million. Approximately 63% of our loans during this period included one or more of our insurance products or motor club memberships. Other income was $2.3 million and $2.5 million for fiscal years ended September 25, 2006 and 2005, respectively. This decrease was primarily due to the decreases in late fees as well as other miscellaneous charges and products included in other income.

Gross Margin on Retail Sales

Gross margin on retail sales were $6.4 million and $5.7 million for fiscal years ended September 25, 2006 and 2005, respectively. Gross margins in the consumer segment decreased $0.2 million from 2005 while the automotive segment’s margin increased $0.9 million. Vehicle sales were up $2.1 million over 2005, due in part to the full-year impact in 2006 of the fourth car lot which opened in mid-2005 even in light of our decision to close one of our two Bainbridge lots in June 2006 due to poor sales and operating losses. Although we expect this to negatively effect gross sales and margins in the future, the reduction of the cost of operating this lot should have a positive effect on net income. Sales in the consumer segment were up $0.5 million in 2006 over 2005.

Operating Expenses

Operating expenses were $29.2 million and $29.2 million for fiscal years ended September 25, 2006 and 2005, respectively. Personnel and Facilities expenses were up slightly (each increased 5%), while General & Administrative and Other operating expenses decreased 6% and 11%, respectively. We refined our process for customer solicitation that resulted in savings in postage and other costs. Telecommunication costs were down from prior year levels due to favorable rates obtained on contract renewals.

Comparison of Fiscal Years Ended September 25, 2005 and 2004

Net Revenues

Net revenues were $30.0 million and $24.2 million for the fiscal years ended September 25, 2005 and 2004, respectively. Growth in net revenues generally was the result of the significant increase in gross loan volume over 2004 (approximately 17%) and the corresponding increases in interest, fees and related charges earned on customers’ loans, as well as the sale of various ancillary products to such customers, as described in more detail below.

Net Interest and Fee Income Before Provision for Credit Losses

Net interest and fee income before provision for credit losses was $12.5 million and $11.2 million for fiscal years ended September 25, 2005 and 2004, respectively. The increase was due primarily to the increase in loan volume, as mentioned above. During fiscal year 2005, gross interest income increased $1.8 million, although amortization of discounts on loans purchased decreased $1.2 million. Loan fees increased $1.1 million over 2004. Interest expense was $6.4 million in 2005 and $5.8 million in 2004. The increase in interest expense was due to the additional borrowings required to fund the higher levels of lending to our customers.

Provision for Credit Losses

Provision for credit losses was $2.8 million and $2.9 million for fiscal years ended September 25, 2005 and 2004, respectively. Although the provision for credit losses decreased slightly during 2005, this was primarily a result of an increase of $1.0 million in 2004 provisions related to contingent legal fees in conjunction with the settlement of non-file insurance claims. Adjusting for this occurrence, the provision for credit losses in 2005 increased approximately $0.9 million over 2004. In order to keep pace with the growth in outstanding finance receivables, increases in the allowance for credit losses and corresponding provisions were necessary.

Insurance and Other Products

Income from commissions on insurance products and motor club memberships increased from $8.5 million in 2004 to $12.0 million in 2005. This increase is consistent with our overall increase in income and loan volume during 2005. During 2005, commissions on credit insurance products were $7.4 million and non-credit insurance products and motor club memberships were $4.5 million. Approximately 68% of our loans during this period included one or more of our insurance products or motor club memberships. Other income was $2.5 million and $2.1 million for fiscal years ended September 25, 2005 and 2004, respectively. This increase was primarily due to the increase in our loan portfolio resulting in increases in late fees as well as other miscellaneous charges and products included in other income.

Gross Margin on Retail Sales

Gross margin on retail sales were $5.7 million and $5.0 million for fiscal years ended September 25, 2005 and 2004, respectively. Gross margins in the consumer segment increased $1.2 million over 2004 while the automotive segment’s margin decreased $0.4 million. Sales of furniture and electronics were strong in 2005, increasing $1.6 million over 2004 while used vehicle sales lagged, falling $0.6 million short of 2004 sales.

Operating Expenses

Operating expenses were $29.2 million and $24.9 million for fiscal years ended September 25, 2005 and 2004, respectively. Personnel and Facilities expenses were up 20% and 23%, respectively, primarily as a result of the full-year impact in 2005 of the businesses purchased during fiscal year 2004, as well as new offices opened during the year.

Liquidity and Capital Resources

General

Liquidity is our ability to meet short-term financial obligations whether through collection of receivables, sales of Debentures and Demand Notes or by generating additional funds through sales of assets to our competitors (such as our finance receivables or vehicle inventory). Continued liquidity is, therefore, largely dependent on the collection of our receivables and the sale of debt securities that meet the investment requirements of the public. We believe the cash flow from our operations coupled with sales of the Debentures and Demand Notes will be sufficient to cover our liquidity needs and cash flow requirements during 2007.

Liquidity management refers to our ability to generate sufficient cash to fund the following primary uses of cash:

•	meet all of our debenture and demand note redemption obligations;

•	pay interest on all of our debentures and demand notes;

•	pay operating expenses; and

•	fund consumer finance loan demand and used automobile vehicle inventory.

The primary objective for liquidity management is to ensure that at all times we can meet the redemption obligations of our note holders. A secondary purpose of liquidity management is profit management. Because profit and liquidity are often conflicting objectives, we attempt to maximize our net interest margin by making adequate, but not excessive, liquidity provisions. To the extent we have adequate cash to meet our redemption obligations and pay interest to our note holders, we will use remaining cash to make consumer finance loans, purchase used automobile vehicle inventory and invest in other sources of potential revenues.

Changes in our liquidity position result from operating, investing and financing activities. Cash flows from operating activities are generally the cash effects of transactions and other events that enter into the determination of our net income, including without limitation purchases of used automobiles, electronics, furnishings and other consumer goods for resale to our customers. The primary investing activities include consumer loan originations and purchases and collections on such consumer loans. Our financing activities focus almost entirely on the sale of Debentures and Demand Notes.

Cash and cash equivalents increased by approximately $3.3 million during fiscal year 2006 from a balance of $9.6 million at September 25, 2005 to $12.9 million at September 25, 2006, as compared to a increase of approximately $1.2 million during fiscal year 2005 from a balance of $8.4 million at September 25, 2004 to $9.6 million at September 25, 2005. During 2006, the primary sources of cash were loan repayments from customers and proceeds net of redemptions from sales of debentures by us and by our subsidiary, The Money Tree of Georgia Inc. During 2005, the primary uses of cash were loan originations to customers and redemptions of such debentures and demand notes.

During 2006, our investing activities were generally funded by the $2.9 million of net cash provided by financing activities and $7.9 million of net cash provided by operating activities. Below is a table showing the net effect of our cash flows from financial activities for our fiscal years ended September 25, 2006 and 2005:

	2006	2005
Senior debt – borrowing	$3,915,053	$2,477,823
Senior debt – repayments	(4,432,050)	(3,354,521)

Net	$(516,997)	$(876,698)

Senior subordinated debt – borrowing	$—	$1,000,000
Senior subordinated debt – repayments	(400,000)	(700,000)

Net	$(400,000)	$300,000

Junior subordinated debt – borrowing	—	$—
Junior subordinated debt – repayments	$(430,000)	—

Net	$(430,000)	$—

Demand notes – borrowing	$11,495,511	$9,846,751
Demand notes – repayments	(16,225,868)	(8,681,523)

Net	$(4,730,357)	$1,165,228

Debentures – borrowing	$21,060,333	$18,226,514
Debentures – repayments	(12,054,884)	(10,904,042)

Net	$9,005,449	$7,322,472

Cash payments for interest for the fiscal years ended September 25, 2006 and 2005 were as follows:

	2006	2005
Senior debt	$119,046	$156,343
Senior subordinated debt	71,382	14,378
Junior subordinated debt, including related parties	50,944	63,260
Debentures and demand notes	5,003,762	4,487,716

Total interest payments	$5,245,134	$4,721,697

During 2006, we used a net of $7.0 million for investing activities. We received $75.8 million in loan repayments from our customers. However, we originated $82.5 million in new loans to customers and purchased $0.9 million worth of property and equipment.

During 2006, we expect to continue to use a significant amount of net offering proceeds we raise from the sale of Debentures and Demand Notes to fund redemption obligations and pay interest on our securities. During the fiscal year ended September 25, 2006, we redeemed $12.1 million of debentures and $16.2 million of demand notes issued by us and our subsidiary, The Money Tree of Georgia Inc. We will use any remaining net offering proceeds to fund our consumer loan demand, purchase used automobiles, open new branch office locations and to fund the other company activities described in “Use of Proceeds.”

Debentures and Demand Notes

During the fiscal year ended September 25, 2006, we and our subsidiary, The Money Tree of Georgia Inc., (1) received gross proceeds of $21.1 million from the sale of debentures and $11.5 million from the sale of demand notes, and (2) paid $12.1 million for redemption of debentures and $16.2 million for redemption of demand notes. As of September 25, 2006, we and our subsidiary had $77.9 million of debentures and $8.1 million of demand notes outstanding compared to $68.9 million of debentures and $12.9 million of demand notes outstanding, as of September 25, 2005.

As described in more detail in “Description of Debentures,” the debentures may be redeemed at our investor’s option at the end of the interest adjustment period selected by them (one years, two years or four years) or at maturity. Demand Notes may be redeemed by holders at any time. We intend to meet our obligation to repay such debt with cash generated from sales of the Debentures and Demand Notes, cash on hand, income from operations or working capital.

Pursuant to this prospectus, we are offering up to $75.0 million of Debentures for sale to the public. In addition, pursuant to a separate registration statement filed with the SEC (Commission Registration No. 333-122533), we are offering up to $35.0 million of Demand Notes for sale to the public. Currently, we are substantially reliant upon the net offering proceeds to be raised from these offerings to meet our redemption obligations and for our other short and long-term liquidity needs. See “Lack of a Significant Line of Credit” below.

Lack of a Significant Line of Credit

On August 5, 2005, we borrowed $1.0 million from Life of the South Corporation (LOTS), our insurance carrier for credit related insurance products, pursuant to a purchase agreement and senior subordinated note. The maturity date of the note is August 5, 2007 and bears interest at the prime rate announced by Columbus Bank and Trust Company in Columbus, Georgia plus 1.0% per annum. For so long as the note is outstanding we are required to underwrite all of our credit related insurance products through LOTS.

Although we have been without a significant line of credit for the past two years, we have not experienced any material cash flow problems and do not expect any cash flow problems during the next 12 months. This is due in part to the following factors:

•	During the period of September 26, 2005 through September 25, 2006, we and our subsidiary, The Money Tree of Georgia Inc., averaged over $1.7 million per month in sales of new debentures;

•	We had an average cash equivalents balance during fiscal year 2006 of $10.5 million. Our cash and cash equivalents balance at September 25, 2006 was $12.9 million;

•	Cash collections increased over 7.5% in fiscal year 2006 to approximately $75.8 million. This represents approximately 83.0% of our average gross outstanding finance receivables during the period;

•	During fiscal year 2006, we modified our business plan regarding lending. We decided to curtail the number of larger, longer-term loans and focus on small, shorter-term lending. This has led to a narrowing of the gap between our loans originated and loans repaid, thus requiring less cash needed in this area; and

•	The average term of our direct consumer loans is less than seven months and, therefore, if we anticipate having short-term cash flow problems, we could curtail the amount of funds we loan to our customers and focus on collections to increase cash flow.

We are, however, continually evaluating the possibility of obtaining a line of credit for our long-term financing needs. If we fail to secure a line of credit, we will continue to be heavily reliant upon our ability to sell the Debentures and Demand Notes for our liquidity. If the sale of Debentures and Demand Notes is curtailed for any reason and we fail to obtain a line of credit, our ability to meet our obligations, including our redemption obligations with respect to the debentures and demand notes, could be materially and adversely affected. Please see “Risk Factors – We may be unable to meet our debenture and demand note redemption obligations which could force us to sell off our loan receivables and other operating assets or cease our operations.”

Subsequent Events

From September 26, 2006 to December 25, 2006, we had raised $1.9 million in debentures net of redemptions and we had redeemed $0.6 million more demand notes than we had sold. These include amounts that were redeemed through our subsidiary, The Money Tree of Georgia Inc.

Recent Accounting Pronouncements

Set forth below are recent accounting pronouncements that may have a future effect on operations.

In December 2003, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. Statement of Position 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations. This SOP does not apply to loans originated by the entity. This SOP limits the yield that may be accreted to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected not be recognized as an adjustment of yield loss accrual, or valuation allowance. This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The Company adopted SOP 03-3 on September 26, 2005 and it had no significant impact on its financial position or operating results.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. If there are changes in net assets as a result of application of FIN 48 these will be accounted for as an adjustment to retained earnings. Additional disclosures about the amounts of such liabilities will be required also. The Interpretation is effective for fiscal years beginning after December 15, 2006. The Company is evaluating the impact of FIN 48 on the Company’s financial position and operating results.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit plan as an asset or liability in the balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This pronouncement will be effective for financial statements issued for fiscal years beginning after December 15, 2006. The Company is evaluating the impact of SFAS 158 on the Company’s financial position and operating results.

In September 2006, the Securities and Exchange Commission published Staff Accounting Bulletin (“SAB”) No. 108 (Topic 1N), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 requires registrants to quantify misstatements using both the balance sheet and income-statement approaches, with adjustment required if either method results in a material error. The provisions of SAB No. 108 are effective for financial statements for the first fiscal year ending after November 15, 2006. The Company is currently evaluating the effect, if any, SAB No. 108 may have on its financial statements, but it does not expect the adoption of SAB No. 108 to have an impact on its financial position or results of operations.

Critical Accounting Policies

Our accounting and reporting policies conform with accounting principles generally accepted in the United States of America (GAAP) and predominant practice within the financial services industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

We believe that the determination of our allowance for credit losses involves a higher degree of judgment and complexity than our other significant accounting policies. The allowance for credit losses is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb estimated credit losses. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires material estimates, including, among others, expected default probabilities, loss given default, the amounts and timing of expected future cash flows on impaired loans, and general amounts for historical loss experience. We also consider economic conditions, uncertainties in estimating losses and inherent risks in the loan portfolio. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from management’s estimates, additional provisions for credit losses may be required that would adversely impact earnings in future periods.

Finance receivables are considered impaired, i.e. income recognition ceases, as a result of past-due status or a judgment by management that, although payments are current, such action is prudent. Finance receivables on which payments are past due 90 days or more are considered impaired unless they are well-secured and in the process of collection or renewal. Any losses incurred from finance receivables that are impaired are charged off at 180 days past due. Related accrued interest and fees are reversed against current period income.

When a loan is impaired, interest accrued but uncollected is generally reversed against interest income. Cash receipts on impaired loans are generally applied to reduce the unpaid principal balance.

We recognize deferred tax assets and liabilities for the future tax effects of temporary differences, net operating loss carry-forwards and tax credits. Deferred tax assets are subject to management’s judgment based upon available evidence that future realization is more likely than not. If management determines that we may be unable to realize all or part of net deferred tax assets in the future, a direct charge to income tax expense may be required to reduce the recorded value of the net deferred tax asset to the expected realizable amount.

We have not substantially changed any aspect of our overall approach in the application of the foregoing policies. There have been no material changes in assumptions or estimation techniques utilized as compared to previous years. Please refer to Note 2 in the notes to our audited consolidated financial statements for details regarding our summary of significant accounting policies.

Impact of Inflation and General Economic Conditions

Although inflation has not had a material adverse effect on our financial condition or results of operations, increases in the inflation rate are generally associated with increased interest rates. A significant and sustained increase in the interest rates would likely unfavorably impact our profitability by reducing the interest rate spread between the rate of interest we receive on our customer loans and interest rates we pay to our note holders, banks and finance companies. Inflation may also negatively affect our operating expenses.

Contractual Commitments and Contingencies

Our operations are carried on in branch office locations which we occupy pursuant to lease agreements. The leases typically provide for a lease term of five years. Please see

Notes 12 and 15 in the notes to our audited consolidated financial statements for details relating to our rental commitments and contingent liabilities, respectively. Please also see “Business – Properties” and “Certain Relationships and Related Transactions” for further discussion of our leases. Below is a table showing our contractual obligations under current debt financing and leasing arrangements as of September 25, 2006:

Contractual Obligations

	Payments Due by Period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(in thousands)
Long term debt	$87,686	$21,003	$39,539	$26,988	$156
Operating leases	5,587	2,472	2,532	519	64

Total obligations	$93,273	$23,475	$42,071	$27,507	$220

Quantitative and Qualitative Disclosures About Market Risk

Our profitability and financial performance are sensitive to changes in the U.S. Treasury yields and the spread between the effective rate of interest we receive on customer loans and the interest rates we pay on our borrowings. Our finance income is generally not sensitive to fluctuations in market interest rates. The primary exposure that we face is changes in interest rates on our borrowings. A substantial and sustained increase in market interest rates would likely adversely affect our growth and profitability since we will be required to increase the interest rates we pay to holders of Debentures at the end of each interest adjustment period. We would also face pressure to increase interest rates on our demand notes to stay competitive. The overall objective of our interest rate risk management strategy is to mitigate the effects of changing interest rates on our interest expense through the utilization of short-term variable rate debt and medium and long term fixed rate debt. We have not entered into any derivative instruments to manage our interest rate risk. Please see Note 8 in the notes to our audited consolidated financial statements for information on our debt, including maturities and interest rates.

BUSINESS

General

We originally incorporated in the State of Georgia in 1987 under the name The Money Tree Inc. Then, in 1995, pursuant to a corporate reorganization, we changed the name of the company to The Money Tree of Georgia Inc. and formed a new parent company called The Money Tree Inc. We have been engaged in the consumer finance business since our inception, primarily making, purchasing and servicing direct consumer loans, consumer sales finance contracts and motor vehicle installment sales contracts. Direct consumer loans are direct loans to customers for general use, which are collateralized by existing automobiles or consumer goods, or are unsecured. Consumer sales finance contracts consist of retail installment sales contracts for purchases of specific consumer goods by customers either from our branch locations or from a retail store and are collateralized by such consumer goods. Motor vehicle installment sales contracts are initiated by us or purchased from automobile dealers subject to our credit approval. Direct consumer loans and consumer sales finance contracts originate primarily in our branch office locations. As of September 25, 2006, direct consumer loans comprised 51.7%, motor vehicle installment sales contracts comprised 35.1%, and consumer sales finance contracts comprised 13.2% of the gross amount of our outstanding loans and contracts.

As of the date of this prospectus, we operate 103 consumer finance branch offices in cities located throughout Georgia, Florida, Alabama and Louisiana and three used car lots in Georgia.

We operate our business through the following wholly-owned subsidiaries: The Money Tree of Georgia Inc.; The Money Tree of Louisiana, Inc.; The Money Tree of Florida Inc.; Small Loans, Inc.; and Home Furniture Mart Inc. Please see the detailed chart on page 40 below for a brief description of our subsidiaries. Below is a map showing our branch office locations:

Locations of The Money Tree Inc.

ALABAMA

12	Abbeville
4	Alexander City
17	Bay Minette
15	Brewton
10	Greenville
1	Huntsville
18	Mobile
9	Monroeville
7	Montgomery
6	Opelika
5	Roanoke
2	Sylacauga
11	Troy

FLORIDA

1	Marianna
2	Quincy
3	Tallahassee 1
4	Tallahassee 2

GEORGIA

35	Albany
36	Americus
34	Ashburn
13	Athens
22	Augusta 1
23	Augusta 2
24	Augusta 3
38	Bainbridge 1
39	Bainbridge 2
40	Bainbridge-Best Buy
4	Blue Ridge
30	Brunswick 1
31	Brunswick 2
12	Buford
56	Cairo
5	Calhoun
9	Canton
20	Carrollton
8	Cartersville
52	Cedartown
3	Chatsworth
41	Clayton
44	Columbus 1
45	Columbus 2
49	Columbus-Best Buy
16	Conyers
15	Covington
2	Dalton
10	Dawsonville
37	Donalsonville
33	Douglas
19	Douglasville
53	Dublin
54	Dublin-Best Buy
51	Forest Park
1	Fort Oglethorpe
11	Gainesville
28	Garden City
48	Gray
57	LaGrange
58	Lavonia
25	Louisville
47	Macon
17	McDonough
18	Morrow
43	Moultrie
21	Newnan
27	Rincon
7	Rome
29	Savannah
32	St. Mary's
26	Statesboro
42	Thomasville
6	Toccoa
14	Valdosta
46	Warner Robins
50	West Point
55	Winder

LOUISIANA

9	Alexandria 1
10	Alexandria 2
22	Baker
21	Baton Rouge
3	Bossier City
12	DeRidder
16	Eunice
23	Hammond
24	Houma
18	Lafayette
17	Lake Charles
28	LaPlace
8	Mansfield
14	Mansura
27	Marrero
4	Minden
6	Monroe
25	Natchitoches
19	New Iberia
13	Oakdale
15	Opelousas
11	Pineville
20	Plaquemine
5	Ruston
1	Shreveport 1
7	West Monroe

We fund our loan demand through a combination of cash collections from our loans, proceeds raised from the sale of debentures and demand notes and loans from various banks and other financial institutions.

Our direct consumer loans generally serve individuals with limited access to other sources of consumer credit such as banks, savings and loans, other consumer finance businesses and credit cards. Direct consumer loans are general loans made to people who need money typically for the following purposes:

•	paying some unusual or unforeseen expense;

•	paying off an accumulation of small debts; or

•	purchasing furniture and appliances.

To the extent they are secured at all, direct consumer loans are generally secured by personal property and/or motor vehicles already owned by our customers. Automobile sales finance loans are made primarily in the Bainbridge, Columbus and Dublin, Georgia locations. They are typically made in amounts from $3,000 to $30,000 on maturities of 24 to 56 months. Consumer sales finance contracts consist of retail installment sales contracts for purchases of specific consumer goods by customers either at our branch locations or at a retail store. The consumer goods purchased by the customer serve as collateral for these loans. We originate consumer sales finance contracts at our branch offices and sometimes purchase such contracts from retail dealers. These loans have maturities that typically range from three to 36 months and generally do not individually exceed $4,000 in principal amount. We generally charge the maximum interest rates allowed under applicable federal and state laws for our loans.

Prior to the making of a loan or purchasing a consumer sales finance contract or a motor vehicle installment sales contract, we undertake a credit investigation to determine the income, existing indebtedness, length and stability of employment, and other relevant information concerning the customer. When a loan is made, if it is secured at all, we are granted a security interest in personal property or automobiles of the borrower. In making direct consumer loans, we place emphasis upon the customer’s ability to repay rather than upon the potential resale value of the underlying collateral. In making motor vehicle installment sales and consumer sales finance contracts, however, we place increased emphasis upon the marketability and value of the underlying collateral.

Our business consists mainly of the making of loans to salaried people and wage earners who depend on their earnings to make their repayments. Our ability to operate on a profitable basis, therefore, depends to a large extent on the continued employment of these people and their ability to meet their obligations as they become due. In the event of a sustained recession or a continued downturn in the U.S. and local economies in which we operate with resulting unemployment and continued increases in the number of personal bankruptcies, our collection ratios and profitability would be detrimentally affected. See “Risk Factors – We could suffer increased credit losses if there is a continued downturn in the economy.”

Below is a chart detailing the relationships of our subsidiaries and other related entities:

THE MONEY TREE INC.
(PARENT COMPANY)
A Georgia corporation established 4/27/95
SMALL LOANS, INC.
A Georgia corporation established 5/26/95
Registered in Alabama as Foreign corporation
Name changed from The Money Tree of Alabama Inc. 2/28/98
THE MONEY TREE OF LOUISIANA, INC.
A Louisiana corporation established 11/13/95
THE MONEY TREE OF FLORIDA INC.
A Georgia corporation established 4/22/98
Registered in Florida as Foreign corporation
HOME FURNITURE MART INC.
A Georgia corporation established 3/3/94
Registered as Foreign corporation in AL, LA & FL
THE MONEY TREE OF GEORGIA INC.
A Georgia corporation established 11/16/87. Corporate name changed from The Money Tree Inc. when the Parent company was established.
MONEY TO LEND, INC.
A Georgia corporation established 7/21/95
Became a subsidiary of The Money Tree of Georgia 9/30/98
BUYER'S CHOICE MOTOR COMPANY
A Georgia corporation established 5/3/01
BUYER'S CHOICE FINANCE COMPANY
A Georgia corporation established 8/24/01
BEST BUY AUTOS OF BAINBRIDGE INC.
A Georgia corporation established 5/7/96
Name changed from Best Deal Autos Inc. 4/28/98
Became a Subsidiary of The Money Tree of Georgia 1/1/2002
THE MONEY TREE/VANMART, INC.
An Alabama corporation established 9/30/94

The following entities are affiliated with us, but are not direct subsidiaries of any of the above-described entities:

INTERSTATE MOTOR CLUB, INC.
A Georgia corporation established 5/23/90
Registered as Foreign corporation in LA & FL
S Corp owned by the Estate of Vance R. Martin and others
CASH CHECK INC. OF GA.
A Georgia corporation established 1/14/94
Registered as Foreign corporation in AL, FL & LA
S Corp owned by the Estate of Vance R. Martin and others

Lending and Collection Operations

We seek to provide short-term loans to the segment of the population that has limited access to other sources of credit and are considered higher credit risks. See “Risk Factors – Our typical customer base has subprime credit ratings and are higher than average credit risks which could result in increased risk of loan defaults.” In evaluating the creditworthiness of potential customers, we primarily examine the individual’s discretionary income, length of current employment, duration of residence and prior credit experience. We make loans to individuals on the basis of the customer’s discretionary income and other factors and are limited to amounts that we believe the customer can reasonably be expected to repay from that income. All of our new customers are required to complete standardized credit applications in person or by telephone at our local offices. We equip each of our local offices to perform immediate background, employment and credit checks. Generally, we perform loan approval at our headquarters; however, some branch managers have limited authority to approve loans up to certain amounts. When initiating a loan for a new customer, our employees verify the applicant’s employment and credit histories through telephone checks with employers or other employment references and a variety of credit services. We require substantially all new customers to submit a listing of personal property that will be pledged as collateral to secure the loan, but we do not rely on the value of such collateral in the loan approval process and generally do not perfect our security interest in that collateral. Accordingly, if the customer were to default in the repayment of the loan, we may not be able to recover the outstanding loan balance by resorting to the sale of collateral.

We believe that the development and continual reinforcement of personal relationships with customers improve our ability to monitor their creditworthiness, reduce credit risk and generate repeat loans. It is not unusual for us to have made a number of loans to the same customer over the course of several years, many of which were refinanced with a new loan after two or three payments. In determining whether to refinance existing loans, we typically require loans to be current in their payments, and repeat customers are generally required to complete a new credit application if they have not completed one within the prior two years.

In the fiscal year ended September 25, 2006, approximately 33.1% of the total number of loans we made resulted from refinancing of existing loans. Refinancings accounted for approximately 44.1% of the total volume of loans we made during that period. In the fiscal year ended September 25, 2005, approximately 34.3% of the total number of loans and 45.5% of the total volume of loans we made resulted from refinancing of existing loans. A refinancing represents a new loan transaction with an existing customer in which a portion of the new loan is used to repay the balance of an existing loan and the remaining portion is advanced to the customer. We actively market the opportunity to refinance existing loans prior to maturity due to the established credit of these customers. The refinancings result in increased amounts borrowed by the customer and additional fees and income realized by us.

We typically do not perfect our security interest in collateral securing our loans by filing Uniform Commercial Code financing statements. We usually charge a non-file or non-recording insurance fee in connection with our direct consumer loans. These fees are equal in aggregate amount to the premiums paid by us to purchase non-file insurance coverage from an unaffiliated insurance company. Under our non-file insurance coverage, we are reimbursed for losses on direct consumer loans resulting from our policy of not perfecting our security interest in collateral pledged to secure the loans. Non-file insurance is not available for motor vehicle installment sales contracts and consumer sales finance contracts. We must rely on the collateral securing the loan for these two products, and any recovery on such collateral is very uncertain. See “Risk Factors – The collectability of our finance receivables may be affected by general economic conditions and we may not be able to recover the full amount of delinquent accounts by resorting to sale of collateral or receipt of non-file insurance proceeds.”

Competition

We compete with several national and regional finance companies, as well as a variety of local finance companies, in the communities in which we operate. We believe that we compete effectively in the marketplace primarily based on our emphasis on customer service and the variety of services we provide.

Customer Service Training. We believe intensive training for all employees is integral to the success of our customer service emphasis. Our branch structure includes three positions at each branch office: customer service representative; manager trainee; and branch manager. Customer service representatives meet customers, take payments and input loans. In addition, customer service representatives are responsible for soliciting additional business from existing customers when they visit a branch through the refinancing of current loans. Manager trainees collect past due loans and solicit loans. Branch managers oversee branch operations and the loan making process. When an employee is hired, he or she is required to successfully complete a one to two-week training course in our headquarters for the position. Branch managers attend both the customer service representative and collection training classes as well as a one-week manager training class (for a total of three weeks of training). Branch managers are also trained on location in their respective branch by one of our traveling trainers and by a regional manager. Designated employees in our headquarters also provide answers to questions by telephone that arise during the course of dealing with customers at the branch offices.

Additional Services to Customers. In addition to the loan services we provide, we offer certain services typically provided by banks or other institutions to consumers who do not have relationships with commercial banks or such other institutions. Please see the “Certain Relationships and Related Transactions” section for a discussion of conflicts issues arising from various relationships between us, our executive officers and our affiliates. We believe that our ability to service our customers’ needs distinguishes us from most of our competitors that solely offer loan services. Listed below are a number of services offered by us in this capacity.

•	Direct Deposit. We (working in conjunction with our bank) are an approved “Authorized Payment Agent” for Social Security, Veterans Administration (VA), Military and retirement benefits. We (working in conjunction with our bank) also accept direct deposit of employee payroll checks for our customers. This service allows customers to elect to receive their benefits or payroll checks at a local branch office.

•	Preparation of Federal and State Income Tax Returns. We offer preparation of federal and state income tax returns for those customers who elect to electronically file their income tax returns. The tax preparation and filing services are offered pursuant to a service agreement with our affiliate, Cash Check Inc. of Ga. (Cash Check). See “Certain Relationships and Related Transactions” for additional information on Cash Check. We also offer refund anticipation loans to customers meeting certain eligibility requirements.

•	Money Orders. We sell money orders to customers and other consumers seeking this service. We receive a fee for all money orders we issue.

•	Sale and Financing of Certain Consumer Goods. In each branch office location (or, right next door to the branch office in the State of Louisiana), we offer for sale certain furniture, appliances, electronics and other household items. See “Regulation and Supervision – State Laws.” We receive a mark-up for each of the products sold. In addition, we offer financing to eligible consumers desiring to finance the purchase of these consumer goods.

•	Motor Club Memberships. We offer motor club membership from Interstate Motor Club, Inc. to all customers possessing a valid driver’s license. Reimbursement benefits to membership include: bail bond; emergency road service; wrecker service; emergency ambulance expense; lock and key service; emergency travel expense; and legal fees. We receive a commission on sales of motor club memberships. Interstate Motor Club, Inc. is owned by the Estate of Vance R. Martin and each of the late Vance R. Martin’s three children. See “Certain Relationships and Related Transactions.”

•	Prepaid Telephone Service. We offer prepaid telephone services to all of our customers. We receive a commission for each customer who signs up for the service as well as a commission for each monthly payment collected. These telephone services are provided through Budget Phone, Inc., an unaffiliated entity.

•	Bank Draft. We offer bank draft services to all of our customers whereby amounts owed to us are automatically debited from the customer’s bank account and paid to us on a regular periodic basis. This results in ease of payment for the customer and, we believe, reduced collections costs and added predictability of cash flow.

Insurance and Other Benefits

We offer various credit and non-credit insurance products in connection with our loans. We sell insurance products as a licensed agent for a non-affiliated insurance company pursuant to certain underwriting guidelines set by the insurance company. During our fiscal year ended September 25, 2006, we earned $11.3 million in commissions from the sale of insurance products.

We offer credit life insurance, credit accident and sickness insurance and collateral protection insurance. Credit life insurance is elected by those customers who prefer to have their indebtedness covered in the event of death. Credit accident and sickness insurance is available to customers who are gainfully employed for a minimum of 30 hours per week, and provides coverage in the form of continued payments on the loan made by us in the event the customer is unable to work for a period of time. Collateral protection insurance is written to protect our security interest in certain collateral. Examples of covered collateral are automobiles, trucks, travel trailers and certain boats. When a claim is made, the insurance proceeds are payable to us and any excess is payable to the customer. This insurance pays for partial losses as well as total losses of the collateral.

We also offer non-credit accidental death and dismemberment insurance to customers. This type of insurance may have a term shorter or longer than the term of the loan and coverage may exceed the principal amount of the loan. Proceeds of claims are payable to the customers and/or their beneficiaries. Customers are not required to purchase these insurance products from us in order to obtain any other product or service provided by us. See “Regulation and Supervision – State Laws.”

Provision for Credit Losses

Provision for credit losses (sometimes otherwise known as bad debt expense) is charged against income in amounts sufficient, in the opinion of senior management, to maintain an allowance for credit losses at a level considered adequate to cover the probable losses inherent in our finance receivable portfolio. Credit loss experience, contractual delinquency of finance receivables, the value of underlying collateral and management’s judgment are all factors used in assessing the overall adequacy of the allowance and the resulting provision for credit losses. Charge-offs are typically determined in one of two ways. First, an account that is at least 180 days past due with no payments made within the last 180 days may be charged-off. Second, an account may be determined by senior management to be uncollectible under certain circumstances, as in the event of death of the customer who did not elect to purchase credit life insurance for his loan contract or in situations when repossession and sale of collateral occurs on consumer sales finance and motor vehicle installment sales contracts and the balance is not recoverable through legal process or other methods. In addition to these general means of designating an account to be charged-off, branch managers may encounter other situations when charge-off is appropriate. We require that a supervisor visit each branch to review all of their accounts that are potential charge-off accounts on a monthly basis. Then each supervisor meets with the operations manager for a final review. Prior to these visits, the branch manager is responsible for ensuring that all phases of the collection process have been followed. A comprehensive charge-off checklist has been developed to help the branch manager verify that all collection activity and procedures have been followed in order to have that account charged-off. Senior management reviews the charge-off checklist to determine whether an account should be charged-off or whether the branch manager should undertake further collection measures for the particular account. Direct consumer loans are charged off net of proceeds from non-filing insurance. We purchase non-file insurance on certain direct consumer loans in lieu of filing a Uniform Commercial Code financing statement. Premiums collected are remitted to the insurance company to cover possible losses from charge offs as a result of not recording. Should we ever discontinue our practice of purchasing non-file insurance, the proceeds from these claims would not be available to us to offset future credit losses and additional provisions for credit losses would be required. For consumer sales finance and motor vehicle installment sales contracts, we are granted a security interest in the collateral for which the loan was made. In the event of default, the collateral on such contracts may be repossessed at 31 to 60 days delinquency (roughly two payments). After repossession, the collateral is sold (typically within 30 days) according to UCC-9 disposition of collateral rules and the proceeds of the sale are applied to the customer’s account. If the likelihood of collection on a judgment is favorable, a suit is filed for the deficiency balance remaining and, if granted, garnishment and/or execution follows for collection of the balance. If the collateral is not conducive for repossession because of it being in unmarketable condition, judgment is sought without repossession and sale of collateral. If collection on a judgment is not favorable, the balance of the account is charged off. For fiscal years ended September 25, 2006 and 2005, our charge-offs net of recoveries were $4.2 million and $2.2 million, respectively.

Allowance For Credit Losses

The allowance for credit losses (a deduction from finance receivables reported on our Consolidated Balance Sheet and sometimes otherwise known as bad debt reserves) is determined by several factors. Historical loss experience is the primary factor in the determination of the allowance for credit losses. An evaluation is performed to compare the amount of accounts charged off, net of recoveries of such accounts, in relation to the average net outstanding finance receivables for the period being reviewed. For the fiscal years ended September 25, 2006 and 2005, the charge offs, net of recoveries were $4.2 million and $2.2 million, respectively. These amounts represent 5.2% and 3.1% of the respective year’s net average outstanding receivables. Management has found that this methodology has provided an adequate benchmark for determining the allowance due to our loan portfolio in the consumer segment consisting primarily of a large number of smaller balance homogeneous loans. A review is also performed of loans that comprise the automotive segment to determine if the allowance should be adjusted based on possible exposure related to collectibility of these loans. In accordance with the auto sales contract, we may repossess the collateralized vehicle after 30 days without payment to protect the vehicle’s integrity and to minimize our loss. At September 25, 2006, management segmented the allowance for credit losses. In the consumer segment, we have established an allowance of 3.5% of the net outstanding finance receivables. The net charge offs as a percent of the average net outstanding receivables in fiscal year 2006 was 5.6%. In the automotive segment, a 4.5% allowance was established based on net charge offs to average outstanding receivables of 4.6%. Management routinely evaluates the inherent risks and change in the composition of our loan portfolio based on its extensive experience in the consumer finance industry in consideration of estimating the adequacy of the allowance. Also considered are delinquency trends, economic conditions, and industry factors. Based on these factors, management has decreased the allowance by an additional 2.1% in the consumer segment and 0.1% in the automotive segment to the aforementioned benchmark percentages. The balance of the allowance for credit losses at September 25, 2006 and 2005 was $3.1 million and $2.6 million, respectively.

Regulation and Supervision

Federal Laws

Our lending operations are subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act. These laws generally require us to provide certain disclosures to prospective borrowers and protect against discriminatory lending practices and unfair credit practices.

The Truth in Lending Act requires us to make certain disclosures to our customers, including the terms of repayment, the total finance charge, the annual percentage rate charged and other information relating to the loan.

The Equal Credit Opportunity Act prohibits us from discriminating against loan applicants based on race, color, sex, age or marital status. Pursuant to Regulation B promulgated under the Equal Credit Opportunity Act, we are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection.

The Fair Credit Reporting Act requires us to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency. On December 4, 2003, President Bush signed into law the Fair and Accurate Credit Transaction Act. The FACT Act reauthorizes and amends the Fair Credit Reporting Act and permanently extends the state preemption provisions of the Fair Credit Reporting Act. The FACT Act also creates new provisions to strengthen consumer rights by addressing the problem of identity theft, as well as limit the disclosure of medical information for credit purposes.

A Federal Trade Commission ruling prevents us and other consumer lenders from using certain household goods as collateral on direct cash loans. We collateralize such loans with non-household goods such as automobiles, boats, mobile homes, and other exempt items.

We are subject to the consumer privacy provisions of the Gramm-Leach-Bliley Act and, as such, are regulated by the Federal Trade Commission (FTC). The GLB Act restricts or prohibits our ability to offer non-affiliated third parties access to nonpublic personal information generated by our business. While we do not currently share any such nonpublic personal information with non-affiliated third parties, we may do so in the future. Required compliance with the GLB Act and these rules, or our failure to comply with them, may increase the overall cost to us in providing our products and services and may limit potential future revenue opportunities. In addition, the GLB Act allows states to enact consumer privacy laws that may be more burdensome or restrictive than the GLB Act, the rules promulgated thereunder and other existing federal laws. The GLB Act, the FTC’s rules, or the adoption of other consumer privacy laws or regulations could have a material adverse effect on our business, financial condition and operating results.

We are subject to the USA PATRIOT Act of 2001, including Section 352 of the Money Laundering Abatement Act, which means we are reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of debentures and demand notes by us, direct deposits made by customers and the issuance of money orders to customers. In addition to other procedures, for investments or other cash receipts greater than $10,000, we obtain a copy of a valid driver’s license or picture identification and complete the required IRS Form 8300.

State Laws

General

State laws require that each office in which a small loan business is conducted be licensed by the state and that the business be conducted according to the applicable statutes and regulations. The granting of a license depends on the financial responsibility, character and fitness of the applicant, and, where applicable, the applicant must show finding of a need through convenience and advantage documentation. As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the appropriate governing agencies. Licenses are revocable for cause, and their continuance depends upon compliance with the law and regulations issued pursuant thereto. We have never had any of our small loan business licenses revoked.

We are also subject to state regulations governing insurance agents. State insurance regulations require that insurance agents be licensed and limit the premium amount charged for such insurance.

Georgia Laws

Direct consumer loans we make in Georgia are subject to the Georgia Industrial Loan Act. GILA governs loans of $3,000 or less and requires that lenders, like us, who are subject to GILA, not loan funds for more than 36 months and 15 days. GILA provides for a maximum rate of interest and specifies permitted additional fees that can be charged for a loan, including loan fees, maintenance fees and late fees. Under GILA, a lender may also sell certain types of insurance. GILA permits us to charge and collect from our customers premiums actually paid for insurance obtained for the customer, provided, that the insurance is reasonably related to the type and value of the property issued and the amount and term of the loan and, further provided, that the insurance is obtained through an insurance company authorized to do business in Georgia and through a regular insurance agent licensed by the insurance commissioner.

We also make a comparatively small number of direct consumer loans for amounts greater than $3,000 and for a longer period than 36 months and 15 days. These loans are not subject to GILA restrictions, but are made at an open, negotiated rate which, along with other terms of the loan, are subject only to the general Georgia usury laws.

In connection with the sale and financing of motor vehicles, we are generally subject to the Georgia Motor Vehicle Sales Financing Act. MVSFA requires, among other things, that certain content and notices be present in contracts and regulates the specific manner of execution and delivery of contracts. MVSFA also regulates related insurance purchased, the amount of certain finance charges, the treatment of prepayment and recovery of deficiencies in repossession cases.

Louisiana Laws

We are registered as a non-depository licensed lender in Louisiana. Direct consumer loans and sales finance loans we make in Louisiana are governed by the Louisiana Consumer Credit Law. The Louisiana Office of Financial Institutions regulates the Louisiana Consumer Credit Law. The Louisiana Consumer Credit Law generally regulates consumer loans made in Louisiana and provides for maximum rates of interest that may be charged based upon outstanding loan balance (the higher the loan balance the less the interest rate allowed to be charged). The Louisiana Consumer Credit Law specifies the permitted additional fees that may be charged in connection with a loan, including loan fees, maintenance fees and late fees. The Louisiana Consumer Credit Law allows us to request or require our customers to provide insurance in connection with consumer credit transactions. However, the maximum rates to be charged for such insurance are set by statute. The Louisiana Consumer Credit Law prevents us from displaying or selling merchandise at our branch office locations and requires that the space in which we make our consumer loans be separated from any location in which we display or sell merchandise by walls that may be broken only by a passageway in which the public does not have access.

Alabama Laws

Direct consumer loans and sales finance loans we make in Alabama are governed by the Alabama Consumer Credit Act and the Regulations promulgated thereunder, also referred to as the Mini-Code. The Alabama State Banking Department, Bureau of Loans regulates the Mini-Code. The Mini-Code governs loans of $2,000 or less and provides for maximum finance charges depending on the loan balance and specifies permitted additional fees that may be charged for a loan, including loan fees, maintenance fees and late fees. Furthermore, the Mini-Code requires that we refund or credit certain unearned finance charges when a customer renews or extends a loan. The Mini-Code also requires that loans of less than $1,000 be repaid in substantially equal installments at periodic intervals over a period of not more than 36 months and 15 days for amounts financed more than $300 and 24 months and 15 days for amounts financed of $300 or less. The Mini-Code permits us to charge and collect insurance premiums from our customers so long as the insurance is offered and written by a licensed insurance company authorized to do business in Alabama. However, the maximum rates to be charged for such insurance are set by statute. The Mini-Code also requires us to obtain the prior written approval of the State Banking Department prior to conducting any other business on the premises.

We also make a small number of consumer loans for amounts greater than $2,000 in Alabama. Such loans are not subject to the Mini-Code, but are made at an open, negotiated rate which, along with other terms of the loan, are subject only to the general Alabama usury laws.

Florida Laws

Direct consumer loans and sales finance loans we make in Florida are governed by the Florida Consumer Finance Act and are regulated by the Florida Department of Banking and Finance. The Florida Consumer Finance Act generally governs loans of less than $25,000 and provides for maximum rates of interest depending upon the loan balance and specifies permitted additional fees that may be charged for a loan, including loan fees, maintenance fees and late fees. The Florida Consumer Finance Act permits us to charge and collect insurance premiums from our customers so long as they are provided under a group or individual insurance policy which complies with the insurance laws of the State of Florida.

Properties

As of the date of this prospectus, we lease all 103 of our branch office locations, the three used car lots and our corporate headquarters in Bainbridge, Georgia. Martin Family Group, LLLP, a family limited partnership affiliated with our President and Sole Director, owns and leases to us the real estate for thirteen of these branch office locations, one used car lot and our corporate headquarters. The Company’s president, W. Derek Martin, is the president of Martin Investments, Inc. which is the managing general partner of Martin Family Group, LLLP. In addition, Martin Sublease, L.L.C. leases from the owners, and subleases to us, 54 of these branch office locations and two used car lots. See “Certain Relationships and Related Transactions.”

Legal Proceedings

As of the date of this prospectus, neither we nor any of our officers or our sole director is a party to, and none of our property is presently the subject of, any pending or threatened legal proceeding or proceeding by a governmental authority that could have a material adverse effect on our business. We are party to litigation and other contingent assets and liabilities arising in the normal course of business.

Employees

As of September 25, 2006, we had 434 full-time employees and four part-time employees. We do not have employment agreements with any of our employees.

MANAGEMENT

Sole Director and Officers

The following individuals are our officers and sole director. All officers and the sole director may be contacted at our address and telephone number. Their positions and business experience are described below:

Name	Age	Position
W. Derek Martin	36	President and Sole Director
Bradley D. Bellville	40	Vice President
Steven P. Morrison	48	Chief Financial Officer
D. Michael Wallace	38	Assistant Vice President
Clayton Penhallegon	71	Second Vice President – Investments
Dellhia “Cissie” Franklin	50	Vice President – Customer Service
Beverly A. Cross	38	Corporate Secretary
Karen V. Harrell	47	Treasurer
Jennifer L. Ard	30	Vice President – IRAs and Asst. Corp. Sec.
Deborah A. Roberts	45	Assistant Vice President – Customer Service

W. Derek Martin is our President and Sole Director. He is responsible for the day-to-day responsibilities of running the company and its strategic direction. Mr. Martin previously served as Vice President – Administration from 1997 until December 2005. In this capacity, his duties included oversight of the entire loan department, including all four states. Prior to 1997, Mr. Martin was a loan approver in our centralized loan approval department. He is the son of our founder, the late Vance R. Martin. Mr. Martin serves as a director of the Board of Trustees of Bainbridge College. He received a Bachelor of Arts degree in English from Florida State University in 1993.

Bradley D. Bellville became Vice President in 2005. He previously served as our Vice President – Operations from 1997 to 2005. Mr. Bellville’s duties include oversight of operations for all company locations, including collections for all branches, and assisting the President in running the company. He also manages the tax program operations conducted with Cash Check. For the six years prior to 1997, Mr. Bellville held the positions of regional manager, trainer, collector, and branch manager with us. Mr. Bellville received a Bachelor of Business Administration degree in Marketing from Valdosta State University in 1990.

Steven P. Morrison became our Chief Financial Officer in 2006. He previously served as our Controller from 2000 to 2006. From 1997 to 2000, Mr. Morrison served as Atlanta Area Controller of Loomis, Fargo & Co., a national armored car service company, where his duties included management of the accounting functions and supervision of the accounting staff for the Atlanta service area. Mr. Morrison received a Bachelor of Business Administration degree from Georgia State University in 1983.

D. Michael Wallace became our Assistant Vice President in December 2005. His duties include assisting the Vice President with oversight of the operations for all company locations, including collections for all branch offices. He also assists in managing the tax program operations conducted by Cash Check. For the nine years prior to 2005, Mr. Wallace held positions of regional manager and branch manager with our company.

Clayton Penhallegon became Second Vice President – Investments in 2002. Mr. Penhallegon’s duties include traveling to each branch to ensure compliance with company policy regarding the investment program. Mr. Penhallegon began serving as the Executive Director of the Decatur County United Way in 2001. Mr. Penhallegon was in retirement for the two years prior to his becoming Executive Director of the United Way. From 1972 to 1999, Mr. Penhallegon was Executive Director of Georgia Industries For The Blind in Bainbridge, Georgia for the State of Georgia Department of Human Resources and has served on the Board of the National Industries For The Blind. Mr. Penhallegon received a Bachelor degree in Industrial Engineering from Auburn University in 1959 and a Master degree in Business Administration from the University of Georgia in 1972. Mr. Penhallegon also holds a Certified Public Manager certificate from the University of Georgia Institute of Government. Mr. Penhallegon is a Past President of the Bainbridge-Decatur County Chamber of Commerce, Bainbridge Rotary Club, Georgia Society of Certified Public Managers and Past Chairman of the Board of the Georgia Society of Certified Public Managers.

Dellhia “Cissie” Franklin became Vice President – Customer Service in 2002. Her duties include responsibility for all investor contacts and questions, coordination of branch personnel training for investments and oversight of all company advertising. Ms. Franklin previously held the positions of Assistant Vice President—Investments, Loan Approver Assistant and Collector. Her past duties with us have included collections and follow-up of approved loan customers. Ms. Franklin is a Past Assistant Vice President of the Bainbridge Junior Woman’s Club and a past scout leader.

Beverly A. Cross became our Corporate Secretary in 1997. Her duties include oversight of company-wide computer software and support and supervision of the branch support department. From 1993 to 1997, Ms. Cross was our Automated Clearing House (ACH) Coordinator and Purchasing Director where her duties included oversight of our ACH transactions and purchasing.

Karen V. Harrell is our Treasurer. Ms. Harrell previously served as Assistant Corporate Secretary from 2001 until December 2005. She is responsible for the oversight of the funds and securities of the company including the software and administration of securities. Ms. Harrell also serves as our Lease Administrator. From 1992 to 2001, Ms. Harrell served as Executive Secretary to the President and Assistant Treasurer. From 1982 to 1991, Ms. Harrell served as Textile Manager’s Secretary, Industrial Engineering Secretary and Plant Manager’s Secretary at Amoco Fabrics and Fibers Company in Bainbridge. During her employment with Amoco, she served as an officer for the Credit Union Board of Directors for two years.

Jennifer L. Ard was appointed to Vice President – Individual Retirement Accounts in 2004 and also serves as our Assistant Corporate Secretary. Ms. Ard’s duties include oversight of our Individual Retirement Accounts department. Ms. Ard previously held the position of Treasurer with us from 2001 to 2004. In 2000, Ms. Ard served as Assistant Treasurer. She has been employed by us since 1999 and prior to that time was primarily a college student. Ms. Ard received a Bachelor of Business Administration degree in Management from Valdosta State University in 1999.

Deborah A. Roberts became our Assistant Vice President – Customer Service in March 2006. Her responsibilities include follow-up with potential investors and assisting current investors with account processing and questions. She is also responsible for scheduling investment advertising, and processing invoices for payment to the various newspaper companies covering three states. From September 2000 through July 2005, Ms. Roberts served as an Administrative Assistant for Raymond James Financial Services where she was responsible for assisting financial representatives with various client services, including opening new accounts, buying and selling stocks and mutual funds, and keeping the branch current with compliance procedures.

The term of office of each officer expires when a successor is elected and qualified. There is no arrangement or understanding between any officer and any other person pursuant to which the officer was selected. Our sole director is not compensated by us in his capacity as director. Each of the above officers also serves on our Policy Board which meets quarterly and creates and implements our policies and procedures and growth plans.

Executive Compensation

We pay the salaries of each of our officers, except for Bradley D. Bellville who is partially compensated by Cash Check, and W. Derek Martin whose compensation was fully paid in 2004 and 2005, and partially paid in 2006, by Interstate Motor Club, Inc.

The following are the total remuneration paid to each of our three highest paid officers for the years ended September 25, 2006, 2005 and 2004:

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)
W. Derek Martin(1), President	2006	$161,709	$5,181
	2005	$119,826	$3,750
	2004	$114,108	$4,124
Bradley D. Bellville(2), Vice President	2006	$130,167	$2,776
	2005	$77,130	$15,764
	2004	$73,440	$16,183

	Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)
Steven P. Morrison, Chief Financial Officer	2006	$79,407	$3,750
	2005	$70,765	$750
	2004	$67,286	$750

(1)	Mr. Martin was paid $62,911 in 2006; $123,576 in 2005; and $118,232 in 2004 of such compensation by Interstate Motor Club, Inc. See “Certain Relationships and Related Transactions.”
(2)	Mr. Bellville was paid $33,865 in 2005 and $38,490 in 2004 of such compensation by Cash Check Inc. of Ga. See “Certain Relationships and Related Transactions.”

Indemnification

Pursuant to our Articles of Incorporation and the authority granted in Section 14-2-851 of the Official Code of Georgia Annotated, we have agreed to indemnify our officers and sole director against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually or reasonably incurred by them in any action, suit or proceeding brought or threatened to be brought against them by reason of the fact that they were our officer or director if they acted in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

PRINCIPAL SHAREHOLDERS

Effective August 10, 2006, the Estate of Vance R. Martin, our late founder, owns 45% of our outstanding voting common stock and the Vance R. Martin Family Trusts u/t/a dated September 20, 2005, of which, our President, W. Derek Martin, serves as sole trustee, owns the remaining 55% of our outstanding voting common stock. See “Certain Relationships and Related Transactions” and “Risk Factors – We are controlled by Mr. Martin and don’t have any independent board members overseeing our operations.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our officers also serve as the officers of various of our subsidiaries. W. Derek Martin is our sole director and sole director of each of our subsidiaries. We may be subject to various conflicts of interest in our relationship with Mr. Martin and his other business enterprises. The following is a description of transactions and relationships between us, our executive officers and our sole director and each of their affiliates.

The Estate of Vance R. Martin owns 40% of the outstanding stock of Interstate Motor Club and each of the late Vance R. Martin’s three children, including W. Derek Martin, our President and Sole Director, owns 20%. Interstate Motor Club pays us a commission for each membership sold pursuant to an Agency Sales Agreement. During fiscal year ended September 25, 2006, we received $2.2 million in commissions pursuant to the Agency Sales Agreement.

Martin Family Group, LLLP owns the real estate for 13 of our branch office locations, one used car lot and our principal executive offices. We have entered into lease agreements with Martin Family Group, LLLP whereby rent is paid monthly for use of these locations. Mr. Martin is the president of Martin Investments, Inc. which is the managing general partner of Martin Family Group, LLLP. In addition, Martin Sublease, L.L.C. leases from the owners, and subleases to us, 54 of these branch office locations and two used car lots. Some of this spread covers costs for leasehold improvements and property operating costs paid directly by Martin Sublease, L.L.C. Management believes that these leases are at rates which are comparable to those obtainable from independent third parties. During fiscal year ended September 25, 2006, we paid total lease payments of $2.2 million in the aggregate to Martin Family Group, LLLP and Martin Sublease, L.L.C.

Cash Check is a company owned by the Estate of Vance R. Martin (50%), Bradley Bellville, our Vice President (25%), and Beverly A. Cross, our Corporate Secretary (25%). Cash Check prepares and files income tax returns to our customers and other consumers. Pursuant to a service agreement, Cash Check prepares and files income tax returns for our customers. We provide substantially all expenses related to customer service, including personnel, facilities and equipment for Cash Check and receive approximately 90% of the net income resulting from income tax returns filed by Cash Check. The service agreement states that the following services be provided to Cash Check: (1) assisting customers in preparing tax returns; (2) handling the in-office preparation and processing of tax returns; (3) maintaining a supply of forms and documents related to the preparation and electronic filing of tax returns; and (4) doing such other acts as are necessary or desirable in connection with preparing and electronically filing tax returns for customers. During fiscal year ended September 25, 2006, we received $83,034 pursuant to the service agreement.

The late Vance R. Martin has loaned to our subsidiary, The Money Tree Louisiana, Inc., an aggregate of approximately $0.5 million evidenced by a promissory note. The promissory note for $0.5 million is dated July 14, 2004, matures on June 28, 2008 and bears interest at a rate of 8% per annum payable to the Estate of Vance R. Martin on a monthly basis. The balance at September 25, 2006 was $0.4 million.

DESCRIPTION OF DEBENTURES

The Debentures will be issued under an amended and restated indenture dated as of September 20, 2005 between us and U.S. Bank National Association, as trustee. We have no previous relationship with the trustee. The indenture has been filed as an exhibit to the registration statement. You can also obtain a copy of the indenture from us. We have summarized certain parts of the indenture. The summary is not complete and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture.

The Debentures are registered and issued without coupons in series form. Any amount of any series may be issued. There is no limit on the principal amount of Debentures of any series. We may change the interest rates and the maturities of the Debentures and of any prior or subsequent series that may be offered, provided that no such change shall affect any Debenture of any series issued prior to the date of change. We may, at our discretion, limit the maximum amount any investor or related investors may maintain in outstanding Debentures.

The Debentures are our direct obligations, but are not secured. Principal and interest are payable at our executive offices in Bainbridge, Georgia. The Debentures are executed by us and authenticated and delivered to the purchaser by us.

The total aggregate maximum principal amount of the Debentures offered under this prospectus is $75,000,000. A minimum initial investment of $500 is required.

Established Features of Debentures

The Debentures are issued and dated as of the date when purchased. The interest for a Debenture is compounded daily and is payable at any time at your request. This request may be made to us by phone, mail or in person at our executive offices in Bainbridge, Georgia. The Debentures mature four years from date of issuance, and will be automatically extended for one additional four-year term, unless submitted for redemption by you prior to 15 days after maturity, as described under “Extension After Maturity.”

Each calendar month, we will establish various purchase amounts with varying interest rates and interest adjustment periods for each purchase amount. The purchase amount and the interest adjustment period thereby established are maintained for the term of the Debenture. The interest rate at which the Debenture is sold is set only for the initial interest adjustment period. We offer the Debentures with interest adjustment periods ranging from one year to four years (one year, two years or four years) during which times the interest rate does not vary. The interest adjustment period also sets the period during which redemption of the Debenture may only be made at our discretion. For example, if you select a one-year “interest adjustment period,” the corresponding interest rate will be locked in for one year and you will not be able to redeem the Debenture at your option until the end of this one-year period without incurring a 90-day interest penalty (which means that you will forfeit the interest accrued during the first 90 days of the interest adjustment period).

At the end of each interest adjustment period, the interest rate will automatically adjust to the then-current rate offered for that interest adjustment period. At such time, interest rates will at least be equal to the formula under the Minimum Rate subject to the Ceiling set forth in the table below:

Debenture	Minimum Rate	Ceiling
1 Year	Prime Rate minus 4.0%	9.5%
2 Year	Prime Rate minus 3.5%	10.0%
4 Year	Prime Rate minus 2.0%	11.0%

The Prime Rate shall be the prime rate published by the Wall Street Journal. We will notify you by mail of the new interest rate at least 20 days prior to the end of each interest adjustment period. The new interest rate will be the same interest rate that is applicable to all new Debentures being offered during the same month and at the same terms, unless the interest rate is required to be adjusted pursuant to the formula above. Subject to the above formula requirements, we will determine the new interest rate. If you elect to retain the Debenture at the new rate, no action is required by you, as the new rate will become effective as of the first day of the interest adjustment period. If you elect not to accept the new rate, you can require us to redeem the Debenture without penalty as of the end of the previous interest adjustment period by giving us notice of such redemption within 10 days after the end of the interest adjustment period. See “Redemption at Request of Holder Prior to Maturity.”

Debentures with the current established features are available for each calendar month. The current established features are applicable to all Debentures sold by us during that month. We intend to publish this information in a newspaper of general circulation and, in addition, such information may be obtained directly from our website at www.themoneytreeinc.com or by calling our executive offices in Bainbridge, Georgia at (877) 468-7878 (toll free) or (229) 248-0990 (in Georgia). We will also file a Rule 424(b)(2) prospectus supplement setting forth the established features with the Securities and Exchange Commission upon any change in the established features.

Subordination

Our obligation to repay the principal of and make interest payments on the Debentures is subordinate in right of payment to all senior debt. This means that if we are unable to pay our debts, when due, the senior debt would all be paid first before any payment of principal or interest would be made on the Debentures.

The term “senior debt” means all of our debt created, incurred, assumed or guaranteed by us, except debt that by its terms expressly provides that such debt is not senior in right of payment to the Debentures. Debt is generally any indebtedness, contingent or otherwise, in respect of borrowed money, or evidenced by bonds, notes, debentures or similar instruments or letters of credit, and shall include any guarantee of any such indebtedness. Senior debt includes, without limitation, all of our bank and finance company debt and any line of credit we may incur in the future. Neither the Debentures nor the Demand Notes are senior debt. Any intercompany debt that may be owed by us to any affiliate or subsidiary shall not be considered senior debt. Since The Money Tree of Georgia Inc. is one of our subsidiaries, the Debentures are effectively subordinate to the debentures and demand notes previously issued by this subsidiary. See “Risk Factors – Payment of interest and principal on the Debentures is effectively subordinate to the payment of the secured and unsecured creditors of our subsidiaries, including holders of debentures and demand notes issued by The Money Tree of Georgia Inc.”

Priority

The Debentures have the same priority as all of our other subordinated unsecured general obligations, including the Demand Notes. We may at any time borrow money from a lending institution on a secured or unsecured basis that would have priority over the Debentures.

Redemption by Us Prior to Maturity

We may redeem any Debenture at any time prior to maturity for a redemption price equal to the principal amount plus any unpaid interest thereon to date of redemption. We will notify holders of Debentures whose Debentures are to be redeemed not less than 30 nor more than 60 days prior to the date fixed for redemption.

Redemption at Request of Holder Prior to Maturity

Subject to the subordination provisions, at your request, we will redeem any Debenture at the end of any interest adjustment period without penalty for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption. See “Established Features of Debentures” above.

At your request, we may, at our sole option, redeem any Debenture during any interest adjustment period for a redemption price equal to the principal amount plus unpaid interest equal to the stated rate of interest minus a penalty in an amount equal to the interest payable on the principal amount at the stated rate over a period of 90 days beginning on the first date of the interest adjustment period.

All redemptions will be made at our executive offices in Bainbridge, Georgia, either in person or by mail.

Redemption Upon Death

Subject to the subordination provisions and the terms of the indenture, at the request of the joint holder or authorized representative, we will redeem any Debenture upon the death of any holder of the Debenture for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption.

We will redeem such Debentures within 30 days following the receipt by us or the trustee of all of the following:

•	a written request for redemption signed by the joint holder or an authorized representative of the deceased holder setting forth the name of the holder, the date of death and the principal amount of the Debentures;

•	the Debentures to be redeemed; and

•	evidence satisfactory to the trustee and us of the death of the holder and the authority of the person requesting redemption.

We will only redeem such Debentures upon death of the holder if the Debentures to be redeemed have been registered in the holder’s name since their date of issue and either we or the trustee has been notified in writing of the redemption request within 180 days after the date of death.

Extension After Maturity

The maturity of a Debenture will be automatically extended from the original maturity date for a period equal to the original term of such Debenture, unless the holder submits the Debenture for redemption at maturity by notifying us prior to 15 days after the maturity date or we send the holder of a Debenture notice of our intention to tender the amount due the holder prior to 15 days after maturity. We will provide you notice of the maturity date of your Debenture at least 30 days prior to the maturity date and inform you that your Debenture will be automatically extended unless you notify us otherwise. At this time, we will also provide you with an updated prospectus. In the event of such an extension, all provisions of the Debenture will remain unchanged with the exception of the interest rate, which will be changed in accordance with the interest adjustment provision. The interest adjustment period sets the period during which redemption of the Debenture may only be made at our discretion. For example, if the extended Debenture has a one-year interest adjustment period, the corresponding interest rate will be locked in for one year and you will not be able to redeem the Debenture at your option until the end of this one-year period without incurring a 90-day interest penalty (which means that you will forfeit the interest accrued during the first 90 days of the interest adjustment period). In no event may the maturity of a Debenture be automatically extended more than once.

No Restrictions on Additional Debt or Business

The indenture does not restrict us from issuing additional securities or incurring additional debt including senior debt or other secured or unsecured obligations or the manner in which we conduct our business.

Modification of Indenture

We, together with the trustee, may modify the indenture at any time with the consent of the holders of not less than a majority in principal amount of the Debentures that are then outstanding. However, we and the trustee may not modify the indenture without the consent of each holder affected if the modification:

•	reduces the principal or rate of interest, or changes the fixed maturity date or time for payment of interest or waives any payment of interest on any Debenture;

•	reduces the percentage of Debenture holders whose consent to a waiver or modification is required;

•	affects the subordination provisions of the indenture in a manner that adversely affects the rights of any holder; or

•	waives any event of default in the payment of principal of, or interest on, any Debenture.

Without action by you, we and the trustee may amend the indenture or enter into supplemental indentures to clarify any ambiguity, defect or inconsistency in the indenture, to provide for the assumption of the Debentures by any successor to us, to make any change to the indenture that does not adversely affect the legal rights of any Debenture holders, or to comply with the requirements of the Trust Indenture Act of 1939. We will give written notice to you of any amendment or supplement to the indenture or Debentures.

Place, Method and Time of Payment

We will pay principal and interest on the Debentures at our principal executive offices, or at such other place as we may designate for that purpose; provided, however, that if we make payments by check, they will be mailed to you at your address appearing in the Debenture register maintained by the registrar. Any payment of principal or interest which is due on a nonbusiness day will be payable by us on the next business day immediately following that nonbusiness day.

Events of Default

An event of default is defined in the indenture as follows:

•	a default in payment of principal or interest on the Debentures when due or payable which default has not been cured for 30 days;

•	our becoming subject to certain events of bankruptcy or insolvency; or

•	our failure to comply with any agreements or covenants in or provisions of the Debentures or the indenture which failure is not cured or waived within 60 days after we have received notice of such failure from the trustee or from the holders of at least a majority in principal amount of the outstanding Debentures.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then-outstanding Debentures may declare the principal of and the accrued interest on all outstanding Debentures due and payable. If such a declaration is made we are required to pay the principal of and interest on all outstanding Debentures immediately, so long as the senior debt has not matured by lapse of time, acceleration or otherwise. We are required to file annually with the trustee an officer’s certificate that certifies the absence of defaults under the terms of the indenture. We are also required to file with the trustee and the paying agent prompt notice of an event of default under the indenture and any default related to any senior debt.

The indenture provides that the holders of a majority of the aggregate principal amount of the Debentures at the time outstanding may, on behalf of all holders, waive any existing event of default or compliance with any provision of the indenture or the Debentures, except a default in payment of principal or interest on the Debentures or an event of default with respect to a provision that cannot be amended without the consent of each affected holder. In addition, the trustee may waive an existing event of default or compliance with any provision of the indenture or Debentures, except in payments of principal or interest on the Debentures, if the trustee in good faith determines that a waiver or consent is in the best interests of the holders of the Debentures.

If an event of default occurs and is continuing, the trustee is required to exercise the rights and duties vested in it by the indenture and to use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of his or her affairs. The trustee however, is under no obligation to perform any duty or exercise any right under the indenture at the request, order or direction of Debenture holders unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the Debentures at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. The indenture effectively limits the right of an individual Debenture holder to institute legal proceedings in the event of our default.

Satisfaction and Discharge of Indenture

The indenture may be discharged upon the payment of all Debentures outstanding thereunder or upon deposit in trust of funds sufficient for such payment and compliance with certain formal procedures set forth in the indenture.

Reports

We plan to file annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three fiscal quarters of each fiscal year with the Securities and Exchange Commission while the registration statement containing this prospectus is effective and as long thereafter as we are required to do so. Copies of such reports will be sent to any Debenture holder upon written request.

Service Charges

We reserve the right to assess service charges and fees for issuing Debentures to replace lost or stolen Debentures, to transfer a Debenture, or to issue a replacement interest payment check.

Transfer

You may not transfer any Debenture until the registrar has received, among other things, appropriate endorsements and transfer documents and any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer any Debenture for a period beginning 15 days before the date notice is mailed of the redemption or the maturity of such Debenture and ending on the redemption of such Debenture or 21 days after the maturity date of the Debenture, as appropriate.

Concerning the Trustee

The indenture contains certain limitations on the right of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property with respect to any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires certain conflicting interests and if any of the indenture securities are in default, it must eliminate such conflict or resign.

PLAN OF DISTRIBUTION

We are offering up to $75,000,000 in aggregate principal amount of the Debentures. We will offer the Debentures through our executive officers directly without an underwriter or agent and on a continuous basis.

We intend to market the offering primarily by placing advertisements in local newspapers, purchasing roadway sign advertisements and placing signs in our branch office locations in states in which we have properly registered the offerings or qualified for an exemption from registration. We may also make oral solicitations in limited circumstances and use other methods of marketing the offering, all in compliance with applicable laws and regulations, including securities laws. We also intend to have certain information relating to our offerings available on our website at www.themoneytreeinc.com. However, the information contained on this website is not part of this prospectus. While branch office personnel would be happy to provide you with a prospectus and may accept your investment check and documentation, they are not allowed to answer any substantive questions about your investment. If you have any questions about the offering of the Debentures or this prospectus or need additional information, please call our executive office at (877) 468-7878 (toll free) or (229) 248-0990 (in Georgia). Our executive officers will not receive any additional compensation or commissions for their selling efforts. We will otherwise offer the Debentures through our executive officers in accordance with Rule 3a4-1 under the Securities Exchange Act of 1934 and all applicable state securities laws.

Prospective investors will be required to complete an application and purchaser suitability questionnaire prior to investing in the Debentures. We reserve the right to reject any subscription. If we accept an investment, you should not assume that the Debentures are a suitable and appropriate investment for you.

You will not know at the time of investment whether we will be successful in completing the sale of any or all of the Debentures. We reserve the right to withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, investments previously received will be irrevocable and no funds will be refunded.

The Debentures are not listed on any securities exchange and there is no established trading market for the Debentures. We do not expect a trading market to develop.

LEGAL MATTERS

The validity of the Debentures being offered by this prospectus will be passed upon for us by Powell Goldstein, LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements appearing in this Prospectus and Registration Statement have been audited by Carr, Riggs & Ingram, LLC, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (SEC), Washington, D.C., a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Debentures offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our Debentures sold in this offering, refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement.

A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and schedules thereto.

As a result of the offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC.

I ndex to Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

The Money Tree Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of The Money Tree Inc. and subsidiaries (the “Company”) as of September 25, 2006 and 2005, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the three years in the period ended September 25, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Money Tree Inc. and subsidiaries as of September 25, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended September 25, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Carr, Riggs & Ingram, LLC

Tallahassee, Florida

January 24, 2007

The Money Tree Inc. and Subsidiaries

Consolidated Balance Sheets

September 25,	2006	2005
Assets
Cash and cash equivalents	$12,919,524	$9,618,557
Finance receivables, net	76,657,536	74,660,239
Other receivables	1,012,913	1,099,352
Employee receivables	2,029	5,465
Inventory	2,195,463	2,401,631
Property and equipment, net	4,580,804	4,849,775
Deferred income taxes	645,000	645,000
Intangible assets	1,403,273	1,410,019
Other assets	2,070,412	1,314,510

Total assets	$101,486,954	$96,004,548

Liabilities and Shareholders’ Deficit

Liabilities
Accounts payable and other accrued liabilities	$3,525,278	$3,605,305
Accrued interest payable	11,581,412	9,476,662
Senior debt	668,549	1,185,546
Senior subordinated debt	600,000	1,000,000
Variable rate subordinated debentures	77,910,202	68,904,753
Demand notes	8,136,850	12,867,207
Junior subordinated debt, related parties	370,000	800,000
Commitments and contingencies (see Notes 12 and 15)

Total liabilities	102,792,291	97,839,473

Shareholders’ deficit
Common stock:
Class A voting, no par value; 500,000 shares authorized,
2,686 shares issued and outstanding	1,677,647	1,677,647
Class B non-voting, no par value; 1,500,000 shares authorized, 26,860 shares issued and outstanding	—	—
Accumulated deficit	(2,982,984)	(3,512,572)

Total shareholders’ deficit	(1,305,337)	(1,834,925)

Total liabilities and shareholders’ deficit	$101,486,954	$96,004,548

See accompanying notes to the consolidated financial statements.

The Money Tree Inc. and Subsidiaries

Consolidated Statements of Operations

Years ended September 25,	2006	2005	2004
Interest and fee income	$20,048,211	$18,843,015	$17,051,888
Interest expense	(7,349,884)	(6,354,744)	(5,848,428)

Net interest and fee income before provisionfor credit losses	12,698,327	12,488,271	11,203,460
Provision for credit losses	(4,737,644)	(2,767,868)	(2,923,093)

Net interest and fee income after provision for credit losses	7,960,683	9,720,403	8,280,367
Insurance commissions	11,262,655	10,490,324	6,477,309
Commissions from motor club memberships from company owned by related parties	1,957,478	1,474,454	1,995,389
Income tax service agreement income from company owned by related parties	83,034	161,739	400,173
Other income	2,254,478	2,472,971	2,133,687

Net revenue before retail sales	23,518,328	24,319,891	19,286,925

Retail sales	17,972,565	15,342,564	14,359,925
Cost of sales	(11,611,383)	(9,639,546)	(9,401,227)

Gross margin on retail sales	6,361,182	5,703,018	4,958,698

Net revenues	29,879,510	30,022,909	24,245,623

Operating expenses
Personnel expense	(16,055,481)	(15,349,599)	(12,749,664)
Facilities expense	(3,829,170)	(3,640,192)	(2,970,349)
General and adminstrative expenses	(3,291,818)	(3,520,904)	(3,060,458)
Other operating expenses	(5,974,476)	(6,693,942)	(6,073,721)

Total operating expenses	(29,150,945)	(29,204,637)	(24,854,192)

Net operating income (loss)	728,565	818,272	(608,569)
Other non-operating income	151,233	—	—
Loss on sale of property and equipment	(75,720)	(80,695)	(30,349)

Income (loss) before income tax (expense) benefit	804,078	737,577	(638,918)
Income tax (expense) benefit	(274,490)	(304,429)	208,090

Net income (loss)	$529,588	$433,148	$(430,828)

Net income (loss) per common share, basic and diluted	$17.92	$14.66	$(14.58)

See accompanying notes to the consolidated financial statements.

The Money Tree Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Deficit

	Common Stock
	Class A Voting		Class B Non-voting		Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Stated Value	Shares	Stated Value
Balance at September 25, 2003	2,686	$1,677,647	—	$—	$(3,514,892)	$(1,837,245)

Stock issued to Class A
Shareholder	—	—	26,860	—	—	—
Net loss	—	—	—	—	(430,828)	(430,828)

Balance at September 25, 2004	2,686	1,677,647	26,860	—	(3,945,720)	(2,268,073)
Net income	—	—	—	—	433,148	433,148

Balance at September 25, 2005	2,686	1,677,647	26,860	—	(3,512,572)	(1,834,925)
Net income	—	—	—	—	529,588	529,588

Balance at September 25, 2006	2,686	$1,677,647	26,860	$—	$(2,982,984)	$(1,305,337)

See accompanying notes to the consolidated financial statements.

The Money Tree Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years ended September 25,	2006	2005	2004
Cash flows from operating activities
Net income (loss)	$529,588	$433,148	$(430,828)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for credit losses	4,737,644	2,767,868	2,923,093
Depreciation	946,745	901,134	817,789
Amortization	6,746	8,191	11,266
Deferred income taxes	—	(196,464)	(289,564)
Loss on sale of property and equipment	75,720	80,695	30,349
Change in assets and liabilities, net of effect of acquisitions:
Other receivables	86,439	3,804,736	(2,830,429)
Employee receivables	3,436	12,562	(800)
Inventory	206,168	(108,762)	716,348
Other assets	(755,902)	(346,012)	(438,606)
Accounts payable and other accrued liabilities	(80,027)	(63,827)	803,712
Accrued interest payable	2,104,750	1,633,047	1,944,868

Net cash provided by operating activities	7,861,307	8,926,316	3,257,198

Cash flows from investing activities, net of effect of acquisitions
Finance receivables originated	(82,541,695)	(84,958,236)	(67,112,782)
Finance receivables repaid	75,806,754	70,540,526	61,113,367
Purchase of property and equipment	(898,832)	(1,264,295)	(2,055,382)
Proceeds from sale of property and equipment	145,338	90,130	74,045
Acquisition of businesses, net of cash acquired	—	—	(3,971,240)

Net cash used in investing activities	(7,488,435)	(15,591,875)	(11,951,992)

Cash flows from financing activities
Net proceeds (repayments) on:
Senior debt	(516,997)	(876,698)	1,174,527
Senior subordinated debt	(400,000)	300,000	(3,200,000)
Junior subordinated debt and related parties	(430,000)	—	38,031
Demand notes	(4,730,357)	1,165,228	1,424,749
Proceeds-variable rate subordinated debentures	21,060,333	18,226,514	20,034,837
Payments-variable rate subordinated debentures	(12,054,884)	(10,904,042)	(11,153,648)

Net cash provided by financing activities	2,928,095	7,911,002	8,318,496

Net change in cash and cash equivalents	3,300,967	1,245,443	(376,298)
Cash and cash equivalents, beginning of year	9,618,557	8,373,114	8,749,412

Cash and cash equivalents, end of year	$12,919,524	$9,618,557	$8,373,114

See accompanying notes to the consolidated financial statements.

The Money Tree Inc. and Subsidiaries

Consolidated Statements of Cash Flows (continued)

Years ended September 25,	2006	2005	2004
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:

Interest	$5,245,134	$4,721,697	$3,799,196

Income taxes	$1,180,024	$337,148	$265,344

See accompanying notes to the consolidated financial statements.

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 – NATURE OF BUSINESS

The Company’s business consists of the operation of finance company offices in 103 locations throughout Georgia, Alabama, Louisiana and Florida; sales of retail merchandise (principally furniture, appliances, and electronics) at certain finance company locations; and the operation of three used automobile dealerships in the State of Georgia. The Company also earns revenues from commissions on premiums written for certain insurance products, when requested by loan customers, as an agent for a non-affiliated insurance company. Revenues are also generated from commissions on the sales of prepaid phone service and automobile club memberships.

The Company’s loan portfolio consists of sales finance loan receivables and direct consumer loan receivables. Sales finance loan receivables consist principally of retail installment sale contracts collateralized by used automobiles and consumer goods which are initiated by automobile and consumer good dealerships, subject to credit approval, in the locations where the Company operates offices. Direct loan receivables are loans originated directly to customers.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses for the reporting period. Actual results could vary from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions are eliminated in consolidation.

Cash and Cash Equivalents

Cash equivalents are short-term, highly liquid investments with original maturities of three months or less when purchased.

Finance Receivables

Finance receivables are stated at the amount of unpaid principal and accrued interest on certain loans where interest is recognized on an interest accrual basis. Finance receivables with precomputed finance charges are stated at the gross amount reduced by unearned interest, unearned insurance commissions and unearned discounts. In addition to these reductions, all finance receivables are stated net of the allowance for credit losses.

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Finance Receivables (continued)

For loans acquired at a discount, the initial investment, which is accounted for in the aggregate, includes the amount paid to the seller plus any fees paid or less any fees received. The initial investment frequently differs from the related loan’s principal amount at the date of purchase. This difference is recognized as an adjustment of yield over the life of the loan. All other costs incurred in connection with acquiring loans, or committing to purchase loans are charged to expense as incurred.

Collectibility of the acquired loans is continually evaluated throughout the life of the acquired loan. If upon subsequent evaluation:

•	the estimate of the total probable collections is more favorable, the amount of the discount to be amortized is adjusted accordingly.

•	the estimate of amounts probable of collection is less favorable, the loans may be considered to be impaired.

•	it is not possible to estimate the amount and timing of collection, then amortization ceases, and the cost-recovery method is implemented, which requires that all payments be applied to the principal amount of loan first and when that is reduced to zero, any additional amounts are recognized as income.

Income Recognition

Accounting principles generally accepted in the United States require that an interest yield method be used to calculate income recognized on accounts which have precomputed finance charges. Recognition of interest income is suspended on accounts with precomputed interest charges when the account becomes more than 90 days delinquent. An interest yield method is used by the Company on each individual precomputed account to calculate income for on-going accounts, however, state regulations often allow interest refunds to be made according to the Rule of 78’s method for payoffs and renewals when customers take such actions on their accounts. Since the majority of the Company’s precomputed accounts are paid off or renewed prior to maturity, the result is that the precomputed accounts effectively yield on a Rule of 78’s basis. Renewals and refinancings require that the borrower meet the underwriting guidelines similar to a new customer and, as a result, the interest rate and effective yield, as well as the other terms of the refinanced loans are at least as favorable to the lender as comparable loans with customers with similar risks who are not refinancing; therefore, all renewals and refinancings are treated as new loans. Further any unamortized net fees or costs and any prepayment penalties from the original loan are recognized in interest income when the new loan is granted. Rebates of interest, if applicable, are charged to interest income at the time of the new loan. The new loan is originated utilizing a portion of the proceeds to pay off the existing loan and the remaining portion advanced to the customer. The difference between income previously recognized under the interest yield method and the Rule of 78s method is recognized as an adjustment to interest income at the time of the rebate. Adjustments to interest income for the fiscal years ended September 25, 2006, 2005, and 2004 were $2,919,148, $2,405,559, and $1,901,153, respectively.

Accrual of interest income on interest-bearing finance receivables is suspended when no payment has been made on an account for 60 days or more on a contractual basis. The loan is returned to active status and accrual of income is resumed when all of the principal and interest amounts contractually due are brought current (one or more full contractual monthly payments are received and the account is less than 60 days contractually delinquent), at which time management believes future payments are reasonably assured. Interest accrued on loans charged off is reversed against interest income in the current period. Any amounts charged off, that related to prior periods, are not material for any period presented.

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Recognition (continued)

For loans acquired at a discount, the initial investment, which is accounted for in the aggregate, includes the amount paid to the seller plus any fees paid or less any fees received. The initial investment frequently differs from the related loan’s principal amount at the date of purchase. This difference is recognized as an adjustment of yield over the life of the loan. All other costs incurred in connection with acquiring loans, or committing to purchase loans are charged to expense as incurred. The discount on an acquired loan is amortized over the period in which the payments are probable of collection. Discounts are amortized using the interest method.

The Company receives commissions from independent insurers for policies issued to finance customers. These insurance commissions are deferred and systematically amortized to income over the life of the related insurance contract since the insurance and lending activities are integral parts of the same transaction. Commissions for credit and non-credit insurance products are recognized over the risk period based on the method applicable to the insurance coverage’s risk exposure, which generally coincides with the term of the related loan contract. Insurance commissions for products that have constant risk exposure are earned using the straight-line method. Insurance commissions for insurance products with declining risk exposure or coverage are recognized using the Rule of 78s method that approximates the interest method. The auto and accidental death and dismemberment policies are earned over the policy’s predetermined schedule of coverage. The Company retains advance commissions that vary by products at the time the policies are written. Retrospective commissions are paid to the Company on an earned premium basis, net of claims and other expenses. Contingencies exist only to the extent of refunds due on early termination of policies that exceed the amount of advanced commissions retained. These refunds are netted against the gross amount of premiums written.

Commissions earned on the sale of motor club memberships are recognized at the time the membership is sold. The Company has no obligations related to refund of membership fees on cancellations. Claims filed by members are the responsibility of the issuer of the membership.

Retail sales include sales of used automobiles, home furnishings, electronic equipment, and appliances. Warranties on selected used vehicles are available as an add-on item through an unaffiliated warranty company. Home furnishings, electronic equipment and appliances carry their own manufacturer’s warranties. Retail sales revenues are recognized at the time of sale when title and risk of loss is transferred to the customer. Warranty revenues are recognized at the time of sale.

Income pursuant to a service agreement with Cash Check Inc. of Ga. is earned in the period in which additional expenses are incurred in support of the service provided by Cash Check for the Company’s customers. These expenses are reported in the operating expenses of the Company incrementally as the level of service increases.

Loan Origination Fees and Costs

Non-refundable loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the loan yield over the contractual life of the related loan. Unamortized amounts are recognized in income at the time loans are renewed or paid in full.

Credit Losses

The allowance for credit losses is determined by several factors. Historical loss experience is the primary factor in the determination of the allowance for credit losses. An evaluation is performed to compare the amount of accounts charged off, net of recoveries of such accounts, in relation to the average net outstanding finance receivables for the period being reviewed. Historically, management has found that this methodology has provided an adequate allowance due to the Company’s loan portfolio in the consumer segment consisting of a large number of smaller balance homogeneous loans. Also, a review of loans that comprised the automotive segment is performed monthly to determine if the allowance should be adjusted based on possible exposure related to collectibility of these loans. In accordance with the auto sales contract, the Company may repossess the collateralized vehicle after 30 days without payment to protect the vehicle’s integrity and to minimize the Company’s loss. Management routinely evaluates the inherent risks and change in the composition of our loan portfolio based on its extensive experience in

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Credit Losses (continued)

the consumer finance industry in consideration of estimating the adequacy of the allowance. Also considered are delinquency trends, economic conditions, and industry factors. In most instances, an insurance product is purchased in conjunction with the loan. In the event of the death or injury of the customer or damage to pledged collateral, the proceeds from the claims would generally pay off or continue payments on the loan, thereby negating any consideration in the allowance determination. In other instances, a non-file or non-recording insurance policy is made in conjunction with the loan. (See description of non-file insurance below.) Proceeds from these claims are netted against charge offs as recoveries in the determination of the allowance. Provisions for credit losses are charged to income in amounts sufficient to maintain an allowance for credit losses at a level considered adequate to cover the probable loss inherent in our finance receivable portfolio. Each month, regional management reviews potential accounts for charge off with local branch management. A comprehensive charge off checklist is utilized to assist management in verifying that all collection activity and procedures have been followed. Once completed, it is submitted to senior management for final review.

The Company’s charge-off policy requires that balances be charged off when they are 180 days since last payment, unless upon review by management, the balance is deemed collectible by garnishment of wages, bankruptcy proceedings or other collection methods. Also, an account may be charged-off if it is determined by senior management that the account is uncollectible due to certain circumstances, as in the death of the customer who did not elect to purchase credit life insurance for the loan contract or in situations when repossession and sale of collateral occurs and the balance is not recoverable through the legal process or other methods. Loan balances charged off exclude accrued interest, which is reversed against interest income. Accounts that are to be disbursed under a plan of bankruptcy are monitored separately from other accounts. The charge-off policy generally coincides with the bankruptcy plan period while payments are scheduled under the loan. Direct consumer loans are charged off net of proceeds from non-filing insurance (see discussion below). For consumer sales finance and motor vehicle installment sales contracts, the Company is granted a security interest in the collateral for which the loan was made. In the event of default, the collateral on such contracts may be repossessed at 31 to 60 days delinquency (roughly two payments). After repossession, the collateral is sold according to UCC-9 disposition of collateral rules and the proceeds of the sale are applied to the customer’s account. If the likelihood of collection on a judgment is favorable, a suit is filed for the deficiency balance remaining and, if granted, garnishment and/or execution follows for collection of the balance. If the collateral is not conducive for repossession because of it being in unmarketable condition, judgment is sought without repossession and sale of collateral. If collection on a judgment is not favorable, the balance of the account is charged off.

The Company accounts for its impaired loans in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures. This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

Non-file insurance

Non-file premiums are charged on direct consumer loans at inception and renewal in lieu of recording and perfecting the Company’s security interest in the assets pledged on such loans and are remitted to a third-party insurance company for non-file insurance coverage. Non-file insurance is not available for motor vehicle installment sales contracts and consumer sales finance contracts. Certain losses related to such direct consumer loans, which are not recoverable through life, accident and health, property, or unemployment insurance claims, are reimbursed through non-file insurance claims subject to policy limitations. These limitations include: no loans may exceed $5,000 to any one customer; no loans may exceed 36 months in term; and no fraudulent loans. When accounts covered by non-file insurance are deemed uncollectible, they are charged off and the claim filed with the insurance carrier, usually within 30 days. Proof of coverage and documentation of collection activity are submitted with the claim. Recoveries from non-file insurance are reflected in the accompanying consolidated financial statements as a reduction in credit losses and receivables related to such claim recoveries are included in other receivables (see Note 3).

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventory

Inventory is valued at the lower of cost (first-in, first-out basis) or market. Inventory generally consists of home furnishings, electronics and used automobiles.

Property and equipment, net

Property and equipment are recorded at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the assets ranging from 5 to 10 years. Leasehold improvements are recorded at cost and amortized using the straight-line method over the shorter of the estimated useful life of the assets or the lease term. Such amortization is included in depreciation expense in the accompanying consolidated statements of cash flows.

Goodwill and Other Intangible Assets

Prior to July 1, 2001, intangible assets acquired in business combinations accounted for by the purchase method of accounting were capitalized and amortized over their expected useful life. Acquisitions after June 30, 2001 are accounted for under SFAS No.141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. The Company uses a fair value approach to test for the potential impairment of goodwill and tradenames. Estimated fair value exceeded carrying value for the tradenames and all reporting units that have allocated goodwill and therefore no impairment loss was recognized during the periods presented. Amounts paid for covenants not to compete are amortized on a straight-line basis over a period of seven years.

Impairment of Long-Lived Assets

The Company periodically evaluates whether events or circumstances have occurred that indicate the carrying amount of long-lived assets and certain identifiable intangible assets may warrant revision or may not be recoverable. When factors indicate that these long-lived assets and certain identifiable intangible assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such assets will be recovered through the future undiscounted cash flows expected from the use of the asset and its eventual disposition. In Management’s opinion, there has been no impairment of value of long-lived assets and certain identifiable intangible assets at September 25, 2006 and 2005.

Income Taxes

The Company provides for income taxes under the asset and liability method. Under this method, deferred income taxes are recognized for expected future tax consequences of temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities using tax rates expected in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Governmental Regulation

The Company is subject to various state and federal laws and regulations which, among other things, impose limits on interest rates, other charges, insurance premiums, and require licensing and qualification.

Fair Value of Financial Instruments

The following methods and assumptions are used by the Company in estimating fair values for financial instruments:

Cash and cash equivalents. Cash consists of cash on hand and with banks, either in commercial accounts, or money market accounts.

Finance receivables. Finance receivables are reported net of unearned interest, insurance commissions, discounts and allowances for credit losses, which are considered short-term because the average life is approximately five months, assuming prepayments. The discounted cash flows of the loans approximate the net finance receivables.

Subordinated debentures. The carrying value approximates fair value due to rights to redeem the debenture for a price equal to 100 percent of the principal on demand. The debenture holder also may redeem the debenture for 100 percent of the principal on demand subject to a 90-day interest penalty.

Demand notes. The carrying value approximates fair value due to rights to withdraw the balance at any time.

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments (Continued)

Senior debt. The carrying value of the Company’s senior debt approximates fair value due to the relatively short period of time from origination of the instruments and their expected payment.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses totaled $865,512, $864,170, and $713,681 for the years ended September 25, 2006, 2005, and 2004, respectively.

Allocation of Expenses to Related Party

The salary of one of the Company’s officers has been allocated to Interstate Motor Club, an affiliate of the Company. The basis for this allocation is that several of the employees of the Money Tree Inc. perform services in support of Interstate Motor Club’s operations. In the past, the portion of the salaries that would have been allocated to Interstate Motor Club approximated the officer’s salary. The Company believes that the officer’s salary continues to approximate the costs of operations being supported by the Money Tree Inc. and has therefore allocated the officer’s salary to Interstate Motor Club, accordingly. During fiscal year 2006, the Company ceased allocating this officer’s salary to Interstate Motor Club and began assessing an administration fee. This fee approximates the cost of support provided to Interstate Motor Club.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed based upon weighted–average common shares outstanding. The basic weighted-average shares have been restated for a stock split affected in the form of a stock dividend for the year ended September 25, 2004 (see Note 9). There are no potentially dilutive securities issued or outstanding.

Reclassification

Certain 2005 and 2004 amounts have been reclassified in the accompanying consolidated financial statements to conform with the 2006 presentation.

Recent Accounting Pronouncements

In December 2003, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 03-3 (SOP), Accounting for Certain Loans or Debt Securities Acquired in a Transfer. Statement of Position 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations. This SOP does not apply to loans originated by the entity. This SOP limits the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield loss accrual, or valuation allowance. This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The Company adopted SOP 03-3 on September 26, 2005 and it had no significant impact on its financial position or operating results.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.” FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

interpretation applies to all tax positions related to income taxes subject to SFAS 109. FIN 48 is effective for fiscal years beginning after December 15, 2006. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption should be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit plan as an asset or liability in the balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This pronouncement will be effective for financial statements issued for fiscal years beginning after December 15, 2006. The Company is evaluating the impact of SFAS 158 on the Company’s financial position and operating results.

In September 2006, the Securities and Exchange Commission published Staff Accounting Bulletin (“SAB”) No. 108 (Topic 1N), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 requires registrants to quantify misstatements using both the balance sheet and income-statement approaches, with adjustment required if either method results in a material error. The provisions of SAB No. 108 are effective for financial statements for the first fiscal year ending after November 15, 2006. The Company is currently evaluating the effect, if any, SAB No. 108 may have on its financial statements, but it does not expect the adoption of SAB No. 108 to have an impact on its financial position or results of operations.

NOTE 3 – FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES

Finance receivables consisted of the following:

September 25,	2006	2005
Finance receivables, direct consumer	$51,690,600	$53,762,475
Finance receivables, consumer sales finance	11,813,566	9,661,474
Finance receivables, auto sales finance	31,280,840	29,765,603

Total gross finance receivables	94,785,006	93,189,552
Unearned insurance commissions	(3,128,529)	(3,741,947)
Unearned finance charges	(12,781,597)	(13,195,781)
Accrued interest receivable	925,874	1,180,436
Unearned discounts	(3,859)	(140,207)

Finance receivables, beforeallowance for credit losses	79,796,895	77,292,053
Allowance for credit losses	(3,139,359)	(2,631,814)

Finance receivables, net	$76,657,536	$74,660,239

An analysis of the allowance for credit losses is as follows:

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 3 – FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES (CONTINUED)

Years ended September 25,	2006	2005	2004
Beginning balance	$2,631,814	$2,055,402	$1,704,634
Provisions for credit losses	4,737,644	2,767,868	2,923,093
Charge-offs	(4,392,129)	(2,300,592)	(2,686,875)
Recoveries	165,379	104,404	39,554
Other	(3,349)	4,732	74,996

Ending balance	$3,139,359	$2,631,814	$2,055,402

It is the Company’s experience that a substantial portion of the loan portfolio generally is renewed or repaid before contractual maturity dates. During the years ended September 25, 2006, 2005, and 2004, cash collections of principal amounts of receivables (including renewals and finance charges since finance receivables are recorded and tracked at their gross precomputed amount) totaled $95,880,074, $89,520,121, and $76,689,220, respectively, and these cash collections were 105 percent, 107 percent, and 101 percent of average gross finance receivable balances (excluding accounts in bankruptcy), respectively.

NOTE 3 – FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES (CONTINUED)

Finance receivables in a non-accrual status, including accounts in bankruptcy, totaled $18,561,872, $16,494,707, and $10,953,155 at September 25, 2006, 2005 and 2004, respectively. Because of their delinquency status, the Company considers these loans to be impaired. Consequently, the amount of loans in non-accrual status represents the Company’s investment in impaired loans. Since the Company’s portfolio of finance receivables is comprised primarily of small balance, homogenous loans, individual impairment is not performed, but rather evaluated as a group. The allowance for credit losses related to the entire group was $3,139,359, $2,631,814, and $2,055,402 at September 25, 2006, 2005 and 2004, respectively.

The Company ceases the accrual of interest income on interest-bearing finance receivables when no payment has been made for 60 days or more. Recognition of interest income suspends at 90 days contractual delinquency on accounts with precomputed interest charges. Suspended interest totaled $1,039,956, $777,488, and $532,540 for the years ended September 25, 2006, 2005, and 2004, respectively.

Finance receivables charged off are net of proceeds from non-filing insurance. The Company purchases non-file insurance on certain loans in lieu of filing a Uniform Commercial Code lien. Premiums collected are remitted to the insurance company to cover possible losses from charge offs as a result of not recording these liens. Amounts recoverable from non-file insurance claims totaled $2,750,028, $2,943,380, and $5,863,816 for the years ended September 25, 2006, 2005, and 2004, respectively. (The 2004 recoveries are net of $1,025,000 contingent legal fees resulting from the settlement of the payment of claims.) If this insurance product was discontinued, these proceeds would not be available to offset future credit losses and additional provisions for credit losses would be required. Amounts receivable from the insurance company related to non-file insurance claims were $538,184 and $518,853 at September 25, 2006 and 2005, respectively, and are included in other receivables in the accompanying consolidated balance sheets.

NOTE 4 – INVENTORY

Inventory consisted of the following:

September 25,	2006	2005
Used automobiles	$1,587,963	$1,900,894
Home furnishings and electronics	607,500	500,737

Total inventory	$2,195,463	$2,401,631

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 5 – PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

September 25,	2006	2005
Furniture and equipment	$5,625,684	$5,211,096
Automotive equipment	1,622,599	1,598,635
Leasehold improvements	2,511,185	2,390,456

	9,759,468	9,200,187
Accumulated depreciation	(5,178,664)	(4,350,412)

Total property and equipment, net	$4,580,804	$4,849,775

Depreciation expense totaled $946,745, $901,134, and $817,789 for the years ended September 25, 2006, 2005 and 2004, respectively.

NOTE 6 – INTANGIBLE ASSETS

During the years ended September 25, 2006 and 2005, the Company tested goodwill for impairment according to the provisions of FASB Statement 142, “Goodwill and Other Intangible Assets,” which resulted in no impairment. Future impairment tests will be performed annually in the fourth fiscal quarter. Tests will be performed between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired.

Intangible assets consisted of the following:

September 25,	2006	2005
Goodwill, net of accumulated amortization of $520,825	$1,357,067	$1,357,067
Covenants not to compete, net of accumulated amortization of $41,130 and $34,384, respectively	16,206	22,952
Tradenames	30,000	30,000

Total intangible assets	$1,403,273	$1,410,019

Amortization of covenants not to compete totaled $6,746, $8,191, and $8,191 for the years ended September 25, 2006, 2005, and 2004, respectively.

The estimated amortization expense of covenants not to compete for succeeding years is as follows:

Year ended September 25,
2007	$5,714
2008	5,714
2009	4,778

$16,206

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 7 – ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

Accounts payable and other accrued liabilities consisted of the following:

September 25,	2006	2005
Accounts payable	$98,875	$182,994
Insurance payable, loan related	659,350	751,317
Accrued payroll	513,968	578,370
Accrued payroll taxes	40,114	44,560
Money orders	799,694	823,585
Sales tax payable	1,260,163	1,118,648
Other liabilities	153,114	105,831

Total accounts payable and other accrued liabilities	$3,525,278	$3,605,305

NOTE 8 – DEBT

Debt consisted of the following:

September 25,	2006	2005
Senior debt: due to banks and commercial finance companies, collateralized by inventory and certain automotive equipment, and certain notes include personal guarantees of a shareholder, interest at 4.61% to 10.25% (some variable), due 2007 to 2019. The carrying values of the collateral at September 25, 2006 and 2005 were $1,145,801 and $3,007,788 respectively.	$668,549	$1,185,546

Total senior debt	668,549	1,185,546

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 8 – DEBT (CONTINUED)

September 25,	2006	2005
Senior subordinated debt: due to credit insurance company, unsecured, guaranteed by a Company shareholder, interest at prime plus 1% (9.25% and 8.0% at September 25, 2006 and 2005, respectively, 8% floor, 14% ceiling), interest only payable quarterly, principal due August 5, 2007.	$600,000	$1,000,000

Total senior subordinated debt	600,000	1,000,000

Variable rate subordinated debentures issued by The Money Tree of Georgia Inc.: due to individuals, unsecured, interest at 4.25% to 9.6%, due at various dates through 2010.	64,678,723	68,904,753
Variable rate subordinated debentures issued by The Money Tree Inc.: due to individuals, unsecured, interest at 6.0% to 8.7%, due at various dates through 2010.	13,231,479	—

Total subordinated debentures	77,910,202	68,904,753

Demand notes issued by The Money Tree of Georgia Inc.: due to individuals, unsecured, interest at 4.25% to 5.0%, due on demand.	2,155,217	12,867,207
Demand notes issued by The Money Tree Inc.: due to individuals, unsecured, interest at 4.25% to 5.0%, due on demand.	5,981,633	—

Total demand notes	8,136,850	12,867,207

Junior subordinated debt, related parties: due to a shareholder, interest rate at 8%, due November 20, 2006. The balance was paid on April 11, 2006.	—	300,000
Junior subordinated debt, related parties: due to a shareholder, interest rate at 8% due June 28, 2008.	370,000	500,000

Total junior subordinated debt, related parties	370,000	800,000

Total debt	$87,685,601	$84,757,506

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 8 – DEBT (CONTINUED)

The senior subordinated debt, due to the company’s credit insurance underwriter, was obtained in 2005. The loan agreements contain various restrictions, including minimum liquid net worth maintenance, limitations on certain indebtedness, and certain other restrictions. The Company is in compliance with these covenants and restrictions at September 25, 2006.

There are no pre-payment penalties on the senior debt or senior subordinated debt. At the Company’s discretion, these debt obligations could be satisfied by paying the outstanding principal balance plus accrued interest.

Effective December 25, 2005, the Company terminated the sale of debentures and demand notes through its subsidiary, The Money Tree of Georgia Inc. and commenced the sale of debentures and demand notes from the Parent company (see Note 19). Since many investors make periodic deposits to the demand notes, some chose to redeem the demand notes from The Money Tree of Georgia Inc. and establish demand notes from The Money Tree Inc. to avoid having multiple accounts.

Interest on the debentures is earned daily and is payable at any time upon request of the holder. Interest on the demand notes is payable only at the time demand is made by the holder for repayment of the note.

The debentures may be redeemed at the holder’s option at the end of the interest adjustment period selected (one year, two years or four years) or at maturity. Demand Notes may be redeemed by holders at any time. The Company intends to meet its obligation to repay such debt with cash generated from sales of the debentures and demand notes, cash on hand, income from operations or working capital.

There are no covenants or other special conditions with respect to the Company’s junior subordinated debt.

Aggregate debt maturities at September 25, 2006 are as follows:

	2007	2008	2009	2010	2011	Thereafter	Total
Senior debt, banks and finance companies	$327,295	$67,608	$39,220	$39,220	$39,220	$155,986	$668,549
Senior subordinated debt, credit insurance company	600,000	—	—	—	—	—	600,000
Variable rate subordinated debentures	11,938,500	16,227,410	22,834,586	26,909,706	—	—	77,910,202
Demand notes	8,136,850	—	—	—	—	—	8,136,850
Subordinated debt-related parties	—	370,000	—	—	—	—	370,000

	$21,002,645	$16,665,018	$22,873,806	$26,948,926	$39,220	$155,986	$87,685,601

Interest expense totaled $7,349,884, $6,354,744, and $5,848,428 for the years ended September 25, 2006, 2005 and 2004, respectively.

NOTE 9 – COMMON STOCK

The common stock of the Company is comprised of the following: Class A voting shares, no par value, 500,000 authorized, 2,686 shares issued and outstanding; and Class B non-voting shares, no par value, 1,500,000 authorized, 26,860 shares issued and outstanding.

On December 10, 2003, the Company’s Board of Directors amended the by-laws to give it authorization to issue 500,000 shares of Class A voting stock, having no par value and 1,500,000 shares of Class B non-voting common stock, having no par value. On December 15, 2003, the Company’s Board of Directors authorized a 10-for-1 stock split to be affected in the form of a stock dividend. In connection with this split, holders of the Class A voting shares received ten shares of Class B non-voting common stock. All earnings per share figures for periods prior to the stock split have been restated to reflect the effect of the stock split.

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 10 – INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Statement No. 109 (FAS 109); accordingly deferred income taxes are provided at the enacted marginal rates on the difference between the financial statement and income taxes bases of assets and liabilities. Deferred income tax provisions or benefits are based on the change in the deferred tax assets and liabilities from period to period.

The provision for income taxes for the years ended September 25, 2006, 2005, and 2004 consisted of the following:

Years ended September 25,	2006	2005	2004
Current tax expense (benefit)
Federal	$240,485	$408,383	$39,979
State	34,005	92,510	41,495

Total	274,490	500,893	81,474
Deferred income tax expense (benefit)
Federal	18,000	(174,091)	(241,578)
State	(4,949)	(41,734)	(47,986)
Increase in valuation allowance	(13,051)	19,361	—

Total	—	(196,464)	(289,564)

	$274,490	$304,429	$(208,090)

The income tax provision differs from the amount of income tax determined by applying the U.S. federal rate to pretax income for the years ended September 25, 2006, 2005 and 2004 due to the following:

Years ended September 25,	2006	2005	2004
Income tax expense at Federal statutory income tax rates	$273,387	$250,776	$(217,232)
Increase (decrease) in income taxes resulting from:
Non-taxible income	(52,717)	—	—
State income taxes, net of federal tax benefit	31,836	1,990	(13,240)
Non-deductible expenses	26,502	27,355	32,177
Increase in valuation allowance	(13,051)	19,361	—
Other	8,533	4,947	(9,795)

	$274,490	$304,429	$(208,090)

Net deferred tax assets consist of the following components:

September 25,	2006	2005
Deferred tax liability:
Property and equipment	$474,000	$573,000
Intangible assets	3,000	—

	477,000	573,000
Deferred tax assets:
Allowance for credit losses	1,256,000	1,053,000
Federal and state net operating loss carryforwards	308,412	321,463
Interest income	197,000	209,000
Insurance commissions	1,080,000	1,308,000
Intangible assets	—	59,000

	2,841,412	2,950,463

Net deferred tax assets	2,364,412	2,377,463
Valuation allowance	(1,719,412)	(1,732,463)

Net deferred tax assets, less valuation allowance	$645,000	$645,000

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 10 – INCOME TAXES (CONTINUED)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income prior to the expiration of the deferred tax assets governed by the tax code. Based upon the level of historical taxable income and projections for future taxable income over the periods during which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances.

The Company has available at September 25, 2006, unused state operating loss and charitable carryforwards of $5,140,589 that expire in various amounts in years from 2009 through 2025.

NOTE 11—RELATED PARTY TRANSACTIONS

Related party transactions and balances consisted of the following:

As of, or for the years ended September 25,	2006	2005	2004
Interest expense, junior subordinated debt, related parties	$50,944	$63,260	$28,143
Junior subordinated debt owed to a shareholder	370,000	800,000	800,000
Rent expense, companies controlled by shareholders	2,187,432	2,135,222	1,727,304
Motor club commissions earned by The Money Tree Inc. and Subsidiaries represents sales of motor club member- ships with the Company acting as agent for an affiliate owned by a shareholder and other related parties	1,957,478	1,474,454	1,995,389
Income tax service agreement income from affiliated company owned by a shareholder and other related parties	83,034	161,739	400,173
Advances to companies affiliated through common ownership	—	12,477	5,779

A shareholder of the Company and certain family members held junior subordinated debt of the company in varying amounts during the fiscal year 2004. During 2004, the Company’s subsidiary, The Money Tree of Louisiana, Inc., received loans from the founder and former CEO totaling $800,000 (see Note 8). The interest paid on this debt is included in the interest expense on the Consolidated Statements of Income.

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 11 – RELATED PARTY TRANSACTIONS (CONTINUED)

Martin Family Group, LLLP owns the real estate of thirteen branch offices, one used car lot, and the Company’s principal executive offices. The estate of the Company’s founder and former CEO is a limited partner of Martin Family Group, LLLP. The Company’s President is the president of Martin Investments, Inc. which is the managing general partner of Martin Family Group LLLP. The Company has entered into lease agreements whereby rent is paid monthly for use of these locations. In addition, Martin Sublease LLC leases, and then subleases to the Company, another 54 branch office locations and two used car lots for amounts greater than are paid in the underlying leases. This spread is generally to cover property operating cost or improvements made directly by these entities. In the opinion of management, rates paid for these are comparable to those obtained from third parties. The Company’s President is the president of Martin Investments, Inc., the company which ultimately controls Martin Sublease LLC.

The Company receives commissions from sales of motor club memberships from an entity, owned by the estate of the Company’s founder and former CEO and his three children (including the Company’s President), pursuant to an Agency Sales Agreement.

The Company receives income tax service agreement income, pursuant to a service agreement, from an entity owned by the estate of the Company’s founder and former CEO and two other officers of the Company.

At various times in fiscal years 2005 and 2004, the Company or its subsidiaries advanced loans to the Company’s founder and former CEO and companies affiliated through common ownership. These were evidenced by promissory notes and accrued interest at rates prevailing at the time of the advance.

NOTE 12 – OPERATING LEASES

The Company leases office locations under various non-cancelable agreements that require various minimum annual rentals.

Future minimum rental commitments at September 25, 2006 were as follows:

Year Ending September 25	Companies controlled by related parties	Other	Total
2007	$1,833,732	$638,174	$2,471,906
2008	1,070,994	532,301	1,603,295
2009	603,601	324,711	928,312
2010	219,203	161,020	380,223
2011	80,161	58,968	139,129
Thereafter	64,300	—	64,300

	$3,871,991	$1,715,174	$5,587,165

Substantially all of the lease agreements are for a five-year term with one or more renewal options at end of the initial term. Rental expense totaled $2,943,644, $2,813,554, and $2,260,344, for the years ended September 25, 2006, 2005, and 2004, respectively.

NOTE 13 – CONCENTRATION OF CREDIT RISK

The Company’s portfolio of finance receivables is with consumers living throughout Georgia, Louisiana, Alabama and Florida, and consequently such consumers’ ability to honor their installment contracts may be affected by economic conditions in these areas. On sales finance contracts and certain other loans, the Company has access to any collateral supporting these receivables through repossession. Finance receivables are collateralized by personal property, automobiles, real property and mobile homes. On unsecured loans, a non-filing insurance policy is generally obtained so that in the event of default, a claim can be filed in order to recover the unpaid balance.

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 13 – CONCENTRATION OF CREDIT RISK (CONTINUED)

The Company maintains demand deposits with financial institutions. The Company’s policy is to maintain its cash balances at reputable financial institutions insured by the Federal Deposit Insurance Corporation (FDIC), which provides $100,000 of insurance coverage on each customer’s cash balances. At times during the years ended September 25, 2006 and 2005 the Company’s cash balances exceeded the FDIC insured coverage of $100,000.

NOTE 14 – RETIREMENT PLAN

The Company has a 401(k) profit-sharing plan and trust. The plan covers substantially all employees, subject to attaining age 21 and completing 1 year of service with the Company. Under the plan, an employee may contribute up to 15 percent of his or her compensation, with the Company matching 25 percent of these contributions up to a maximum of 6 percent of the employee’s compensation.

Profit-sharing expense totaled $35,297, $21,235, and $35,707, for the years ended September 25, 2006, 2005, and 2004, respectively.

NOTE 15 – CONTINGENT LIABILITIES

The Company is a party to litigation arising in the normal course of business. With respect to all such lawsuits, claims, and proceedings, the Company establishes reserves when it is probable a liability has been incurred and the amount can reasonably be estimated. In the opinion of management, the resolution of such matters will not have a material effect on the consolidated financial statements.

NOTE 16 – DISCRETIONARY BONUSES

From time to time, the Company pays discretionary bonuses to its employees. The amount of these bonuses charged to operating expenses was $1,994,175, $1,901,868, and $1,375,046, for the years ended September 25, 2006, 2005, and 2004, respectively.

NOTE 17 – ACQUISITIONS

During fiscal year 2004, the Company completed two acquisitions in exchange for cash consideration of $3,971,240. The transactions consist of the following:

•	On December 10, 2003, a wholly owned subsidiary, The Money Tree of Louisiana Inc., purchased the assets of the Louisiana offices of Stewart Finance Company in bankruptcy proceedings for aggregate cash consideration of $3,194,037.

•	On June 28, 2004, a wholly owned subsidiary, The Money Tree of Louisiana Inc., purchased the assets of the offices in Louisiana of Titan Financial Louisiana LLC for aggregate cash consideration of $777,203.

The Company’s acquisitions during fiscal year 2004 were accounted for under the purchase method of accounting. Under the purchase method of accounting, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements as of their respective acquisition dates. The identifiable assets and liabilities of acquired businesses are recorded at their estimated fair values with the excess of the purchase price over such identifiable net assets allocated to goodwill.

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 17 – ACQUISITIONS (CONTINUED)

The following schedule summarizes the acquisitions during fiscal year 2004 that are included in the consolidated statement of cash flows:

September 25,	2004
Fair value of assets acquired:
Finance receivables acquired, gross	$5,428,291
Unearned discounts, interest, fees	(1,912,357)

Finance receivables, net	3,515,934
Property, equipment/other assets	275,306
Goodwill acquired	180,000

Cash paid for acquisitions, net of cash acquired	$3,971,240

The total amount of goodwill recorded in connection with the Company’s acquisitions during fiscal year 2004 is expected to be deductible for income tax purposes.

Pro forma operating results for the Company’s acquisitions during fiscal 2004 have not been presented as they are not significantly different than reported amounts.

NOTE 18 – SEGMENT FINANCIAL INFORMATION

Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information” (SFAS 131), requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

The Company has two reportable segments: Consumer Finance and Sales; and Automotive Finance and Sales.

Consumer finance and sales segment

This segment is comprised of original core operations of the Company: the small consumer loan business in the four states in which the Company operates. The 103 offices that make up this segment are similar in size and in the market they serve. All, with few exceptions, offer consumer goods for sale acting as an agent for another subsidiary of the Company, Home Furniture Mart Inc., which is aggregated in this segment since its sales are generated through these finance offices. This segment is structured with branch management reporting through a regional management level to an operational manager and ultimately to the chief operating decision maker.

Automotive finance and sales segment

This segment is comprised of three used automobile sales locations and offers financing in conjunction with these sales. These locations target similar customers in the Bainbridge, GA, Columbus, GA and Dublin, GA markets and surrounding areas who generally cannot qualify for traditional financing. The sales and the financing organizations are aggregated in the segment. A general manager is responsible for sales and finance administration at each of the locations and reports to an operational manager and ultimately to the chief operating decision maker.

Accounting policies of the segments are the same as those described in the summary of significant accounting policies. Performance is measured by various factors such as segment profit, loan volumes and delinquency and loss management. All corporate expenses are allocated to the segments. Provision for income taxes are not allocated to segments.

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year ended September 25, 2006	Consumer Finance & Sales Division	Automotive Finance & Sales Division	Total Segments
	(In Thousands)
Interest and fee income	$16,699	$3,349	$20,048
Interest expense	(5,019)	(2,331)	(7,350)

Net interest and fee income before provision for credit losses	11,680	1,018	12,698
Provision for credit losses	(3,676)	(1,061)	(4,737)

Net interest and fee income	8,004	(43)	7,961
Insurance commissions	10,642	621	11,263
Commissions from sale of motor club memberships from affiliated company	1,957	—	1,957
Income tax service agreement from affiliated company	83	—	83
Other income	2,145	109	2,254

Net revenues before retail sales	22,831	687	23,518
Gross margin on retail sales	2,452	3,909	6,361
Segment operating expenses	(24,743)	(4,408)	(29,151)

Segment operating profit	$540	$188	$728

Depreciation	$498	$115	$613
(Included in segment operating expenses)
Total segment assets	$64,289	$27,119	$91,408
Capital expenditures	$390	$64	$454

RECONCILIATION:	2006
Depreciation:
Segment depreciation	$613
Depreciation at corporate level	334

Total depreciation	$947

Total assets for reportable segments	$91,408
Cash and cash equivalents at corporate level	5,073
Other receivables at corporate level	1,013
Employee receivables at corporate level	2
Property and equipment, net at corporate level	1,275
Deferred income taxes at corporate level	645
Other assets at corporate level	2,071

Consolidated Assets	$101,487

Total Capital expenditures for reportable segments	$454
Capital expenditures at corporate level	445

Total Capital expenditures	$899

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year ended September 25, 2005	Consumer Finance & Sales Division	Automotive Finance & Sales Division	Total Segments
	(In Thousands)
Interest and fee income	$15,453	$3,390	$18,843
Interest expense	(4,441)	(1,914)	(6,355)

Net interest and fee income before provision for credit losses	11,012	1,476	12,488
Provision for credit losses	(891)	(1,877)	(2,768)

Net interest and fee income	10,121	(401)	9,720
Insurance commissions	10,108	383	10,491
Commissions from sale of motor club memberships from affiliated company	1,474		1,474
Income tax service agreement from affiliated company	162		162
Other income	2,291	182	2,473

Net revenues before retail sales	24,156	164	24,320
Gross margin on retail sales	2,654	3,049	5,703
Segment operating expenses	(25,070)	(4,135)	(29,205)

Segment operating profit (loss)	$1,740	$(922)	$818

Depreciation	$478	$99	$577
(Included in segment operating expenses)
Total segment assets	$65,669	$25,905	$91,574
Capital expenditures	$855	$144	$999

RECONCILIATION:	2005
Depreciation:
Segment depreciation	$577
Depreciation at corporate level	324

Total depreciation	$901

Total assets for reportable segments	$91,574

Cash and cash equivalents at corporate level	44
Other receivables at corporate level	1,099
Employee receivables at corporate level	5
Property and equipment, net at corporate level	1,324
Deferred income taxes at corporate level	645
Other assets at corporate level	1,314

Consolidated Assets	$96,005

Total Capital expenditures for reportable segments	$999
Capital expenditures at corporate level	265

Total Capital expenditures	$1,264

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year ended September 25, 2004	Consumer Finance & Sales Segment	Automotive Finance & Sales Segment	Total Segments
	(In Thousands)
Interest and fee income	$13,584	$3,467	$17,051
Interest expense	(4,045)	(1,803)	(5,848)

Net interest and fee income before provision for credit losses	9,539	1,664	11,203
Provision for credit losses	(1,345)	(1,578)	(2,923)

Net interest and fee income after provision for credit losses	8,194	86	8,280
Insurance commissions	6,248	229	6,477
Commissions from sale of motor club memberships from affiliated company	1,995	—	1,995
Income tax service agreement from affiliated company	400	—	400
Other income	2,023	111	2,134

Net revenues before retail sales	18,860	426	19,286
Gross margin on retail sales	1,470	3,489	4,959
Segment operating expenses	(20,960)	(3,894)	(24,854)

Segment operating profit (loss)	$(630)	$21	$(609)

Depreciation (included in segment operating expenses)	$399	$76	$475
Total segment assets	$52,186	$26,040	$78,226
Capital expenditures	$695	$436	$1,131

RECONCILIATION:	2004
Depreciation
Segment depreciation	$475
Depreciation at corporate level	343

Total depreciation	$818

Total assets for reportable segments	$78,226

Cash and cash equivalents at corporate level	60
Other receivables at corporate level	4,904
Employee receivables at corporate level	18
Property and equipment, net at corporate level	1,436
Deferred income taxes at corporate level	449
Other assets at corporate level	998

Consolidated total assets	$86,091

Total capital expenditures for reportable segments	$1,131
Capital expenditures at corporate level	924

Total capital expenditures	$2,055

The Money Tree Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 19 – DEBT REGISTRATIONS

The Money Tree Inc. has registered with the Securities and Exchange Commission on Form S-1 Registration Statements (1) $75,000,000 of Series A Variable Rate Subordinated Debentures (Commission File No. 333-122531) and (2) $35,000,000 of Subordinated Demand Notes (Commission File No. 333-122533). These Registration Statements were declared effective on November 4, 2005. These securities have also been registered with the state regulatory authorities in the States of Georgia, Florida and Louisiana.

NOTE 20 – VOTING COMMON STOCK SALE

On December 30, 2005, Vance R. Martin, former Chief Executive Officer of The Money Tree Inc., sold and transferred 1,475 shares of voting common stock (55% of the outstanding shares) to the Vance Rudolph Martin Defective Grantor Trust u/t/a dated December 28, 2005. W. Derek Martin, President of The Money Tree Inc. and son of Vance R. Martin, served as the sole trustee of the trust and, accordingly, had the power to vote the shares held by the trust. Vance R. Martin retained ownership of the remaining 1,211 shares of voting common stock (45% of the outstanding shares).

After Vance R. Martin’s death, 1,475 shares of voting common stock were transferred from the Vance Rudolph Martin Defective Grantor Trust u/t/a dated December 28, 2005 to the Vance R. Martin Family Trusts u/t/a dated September 20, 2005 effective as of August 10, 2006. W. Derek Martin, President and Sole Director of The Money Tree Inc. and son of Vance R. Martin, serves as the sole trustee of the trust and, accordingly, has the power to vote the shares held by the trust. The Estate of Vance R. Martin was transferred ownership of 1,211 shares of voting common stock effective as of August 10, 2006.

THE MONEY TREE INC.

$75,000,000 Series A Variable Rate Subordinated Debentures

PROSPECTUS

January     , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth expenses and costs payable by the Registrant expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission’s registration fee.

Amount
Registration fee under Securities Act	$8,828
Legal fees and expenses	300,000
Accounting fees and expenses	160,000
Printing expenses	100,000
Advertising expenses	30,000
Trustee fees	15,000
Miscellaneous expenses	1,172

Total	$615,000

Item 14. Indemnification of Directors and Officers

The Registrant is organized under the laws of the State of Georgia and is governed by the Georgia Business Corporation Code, as in effect or hereafter amended (“Corporation Code”). Section 14-2-852 of the Corporation Code requires that the Registrant indemnify a director “who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by a director in connection with the proceeding.” Section 14-2-857 of the Corporation Code requires that a corporation indemnify officers under the same standard.

Section 14-2-851 of the Corporation Code provides that the Registrant may indemnify a director or officer who is a party to a proceeding against liability incurred in the proceeding if (i) the director or officer conducted himself or herself in good faith; and (ii) the director or officer reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

The Registrant’s Articles of Incorporation provide that no director shall have any personal liability to the Registrant or its shareholders for monetary damages for breach of duty of care or the other duties of a director except (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Registrant, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. These provisions may limit the Registrant and its shareholders from holding a director personally liable for certain acts or omissions.

The Registrant may maintain directors and officers liability insurance, which insures against liabilities that directors or officers of the Registrant may incur in such capacities.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description

3.1	Articles of Incorporation of The Money Tree Inc. (filed as Exhibit 3.1 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

3.2	Amendment to Articles of Incorporation of The Money Tree Inc. (filed as Exhibit 3.2 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

3.3	Bylaws of The Money Tree Inc. (filed as Exhibit 3.3 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

3.4	Amendment to Bylaws of The Money Tree Inc. (filed as Exhibit 3.4 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

4.1	Amended and Restated Indenture between The Money Tree Inc. and U.S. Bank National Association dated September 20, 2005 (filed as Exhibit 4.1 to Amendment No. 4 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on September 21, 2005 and incorporated herein by reference)

4.2*	Form of debenture (included in Exhibit 4.1)

5	Opinion of Powell Goldstein LLP

Exhibit No.	Description
10.1	Agency Sales Agreement between The Money Tree Inc. and Interstate Motor Club, Inc. dated December 9, 1994 (filed as Exhibit 10.1 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

10.2	Service Agreement between The Money Tree of Georgia Inc. and Cash Check Inc. of Ga. dated January 8, 1997 (filed as Exhibit 10.2 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

10.3	Promissory Note for $500,000 from Money To Lend of Louisiana, Inc. to Vance R. Martin dated July 14, 2004 (filed as Exhibit 10.4 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

10.4	Purchase Agreement for $1,000,000 loan from Life of the South Corporation to The Money Tree Inc. dated August 5, 2005 (filed as Exhibit 10.5 to Amendment No. 3 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on August 8, 2005 and incorporated herein by reference)

10.5	Senior Subordinated Note for $1,000,000 from The Money Tree Inc. to Life of the South Corporation dated August 5, 2005 (filed as Exhibit 10.6 to Amendment No. 3 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on August 8, 2005 and incorporated herein by reference)

10.6	Amendment No. 1 to Purchase Agreement and Senior Subordinated Note between The Money Tree Inc. and Life of the South Corporation dated August 5, 2005 (filed as Exhibit 10.7 to Amendment No. 3 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on August 8, 2005 and incorporated herein by reference)

12	Statement regarding computation of ratios

21	Subsidiaries of The Money Tree Inc.

23.1	Consent of Carr, Riggs & Ingram, LLC

23.2	Consent of Powell Golstein, LLP (included in Exhibit 5)

24	Power of Attorney

25*	Statement of eligibility of trustee

*	Previously filed.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	For the purpose of determining liability of the Registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bainbridge, State of Georgia, on January 25, 2007.

THE MONEY TREE INC.

By:	/s/ Derek Martin
W. Derek Martin
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date

/s/ Derek Martin W. Derek Martin	President and Sole Director (Principal Executive Officer)	January 25, 2007

/s/ Steven Morrison Steven Morrison	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 25, 2007

Exhibit No.	Description

3.1	Articles of Incorporation of The Money Tree Inc. (filed as Exhibit 3.1 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

3.2	Amendment to Articles of Incorporation of The Money Tree Inc. (filed as Exhibit 3.2 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

3.3	Bylaws of The Money Tree Inc. (filed as Exhibit 3.3 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

3.4	Amendment to Bylaws of The Money Tree Inc. (filed as Exhibit 3.4 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

4.1	Amended and Restated Indenture between The Money Tree Inc. and U.S. Bank National Association dated September 20, 2005 (filed as Exhibit 4.1 to Amendment No. 4 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on September 21, 2005 and incorporated herein by reference)

4.2*	Form of debenture (included in Exhibit 4.1)

5	Opinion of Powell Goldstein LLP, filed herewith

10.1	Agency Sales Agreement between The Money Tree Inc. and Interstate Motor Club, Inc. dated December 9, 1994 (filed as Exhibit 10.1 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

10.2	Service Agreement between The Money Tree of Georgia Inc. and Cash Check Inc. of Ga. dated January 8, 1997 (filed as Exhibit 10.2 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

10.3	Promissory Note for $300,250 from Money To Lend of Louisiana, Inc. to Vance R. Martin dated December 19, 2003 (filed as Exhibit 10.3 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

Exhibit No.	Description

10.4	Promissory Note for $500,000 from Money To Lend of Louisiana, Inc. to Vance R. Martin dated July 14, 2004 (filed as Exhibit 10.4 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on February 4, 2005 and incorporated herein by reference)

10.5	Purchase Agreement for $1,000,000 loan from Life of the South Corporation to The Money Tree Inc. dated August 5, 2005 (filed as Exhibit 10.5 to Amendment No. 3 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on August 8, 2005 and incorporated herein by reference)

10.6	Senior Subordinated Note for $1,000,000 from The Money Tree Inc. to Life of the South Corporation dated August 5, 2005 (filed as Exhibit 10.6 to Amendment No. 3 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on August 8, 2005 and incorporated herein by reference)

10.7	Amendment No. 1 to Purchase Agreement and Senior Subordinated Note between The Money Tree Inc. and Life of the South Corporation dated August 5, 2005 (filed as Exhibit 10.7 to Amendment No. 3 to the Form S-1 Registration Statement of The Money Tree Inc., Commission File No. 333-122531, on August 8, 2005 and incorporated herein by reference)

12	Statement regarding computation of ratios, filed herewith

21	Subsidiaries of The Money Tree Inc., filed herewith

23.1	Consent of Carr, Riggs & Ingram, LLC, filed herewith

23.2	Consent of Powell Goldstein LLP (included in Exhibit 5)

24	Power of Attorney, filed herewith

25*	Statement of eligibility of trustee

*	Previously filed.